Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 5, 2017, is among SAMSON OIL AND GAS USA, INC., a Colorado corporation (“Borrower”), SAMSON OIL & GAS LIMITED, an Australian public company (the “Parent”), SAMSON OIL AND GAS USA MONTANA, INC., a Colorado corporation (“Samson Montana”, and together with the Parent, collectively, the “Guarantors”, and each, individually, a “Guarantor”), the Lenders party hereto, and MUTUAL OF OMAHA BANK, as Administrative Agent for the Lenders (in such capacity, “Administrative Agent”) and as L/C Issuer.

R E C I T A L S

A.       Borrower, the financial institutions party thereto, and Administrative Agent are parties to that certain Credit Agreement dated as of January 27, 2014, as amended by (i) that certain First Amendment to Credit Agreement dated as of November 24, 2014, (ii) that certain Second Amendment to Credit Agreement dated as of May 13, 2015, (iii) that certain Third Amendment to Credit Agreement dated as of March 31, 2016, (iv) that certain Fourth Amendment to Credit Agreement dated as of June 30, 2016, and (v) that certain Fifth Amendment to Credit Agreement dated as of September 29, 2016 (such Credit Agreement, as so amended, the “Original Credit Agreement”).

B.       The parties desire to amend the Original Credit Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Same Terms. All terms used herein which are defined in the Credit Agreement (as hereinafter defined) shall have the same meanings when used herein, unless the context hereof otherwise requires or provides. In addition, (a) all references in the Loan Documents to the “Credit Agreement” or the “Agreement” shall mean the Credit Agreement, as the same shall hereafter be amended from time to time, and (b) all references in the Loan Documents to the “Loan Documents” shall mean the Loan Documents, as amended by this Amendment and the Modification Papers, as the same shall hereafter be amended from time to time. In addition, the following terms have the meanings set forth below:

“Credit Agreement” has the meaning given such term in Section 3.

“Effective Date” means the date when (a) all Lenders have executed this Amendment, and (b) the conditions set forth in Section 2 of this Amendment have been complied with to the satisfaction of the Administrative Agent, unless waived in writing by the Administrative Agent.

“Modification Papers” means this Amendment, the Term Note, the Mortgage Amendments, the Authorization Certificate and all of the other documents and agreements executed in connection with the transactions contemplated by this Amendment.

2.       Conditions Precedent. The obligations, agreements and waivers of Lenders as set forth in this Amendment are subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions (and upon such satisfaction, this Amendment shall be deemed to be effective as of the Effective Date):

(a)       Sixth Amendment to Credit Agreement. This Amendment shall be in full force and effect.

(b)       Term Note. Administrative Agent shall have received a Term Note executed and delivered by Borrower in favor of Mutual of Omaha;

(c)       Payoff of Oasis Note. Administrative Agent shall have received evidence that all outstanding amounts under the Oasis Note have been or concurrently with the Effective Date and the funding of the Term Loan are being paid in full and all Liens securing obligations under the Oasis Note have been or concurrently with the Effective Date are being released.

(d)       Authorization Certificate. Borrower shall have executed and delivered to Administrative Agent a certificate (the “Authorization Certificate”), in form and substance satisfactory to Administrative Agent, authorizing the execution, delivery and performance by Borrower of the Modification Papers.

(e)       Upfront Fee. Borrower shall have paid Administrative Agent for the ratable benefit of the Lenders an upfront fee of $40,000, which fee is deemed to be fully earned, due and payable as of the date hereof.

(f)       Fees and Expenses. Administrative Agent shall have received payment of all out-of-pocket fees and expenses (including reasonable attorneys’ fees and expenses) incurred by Administrative Agent in connection with the preparation, negotiation and execution of the Modification Papers.

3.       Amendments to Original Credit Agreement. Subject to and in accordance with the terms and conditions set forth herein and in reliance upon the representations and warranties set forth herein, the parties hereto hereby agree that (a) the Original Credit Agreement (other than the signature pages and the Schedules and Exhibits attached thereto, except in each case as otherwise specifically amended in clauses (b) and (c) below) is hereby amended such that, after giving effect to all such amendments, it shall read in its entirety as set forth on Annex I attached hereto (as so amended and as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), (b) Schedule 2.01 to the Original Credit Agreement is hereby amended such that, after giving effect to all such amendments, such schedule shall read in its entirety as set forth on Schedule 2.01 hereto, (c) Schedule 7.21 to the Original Credit Agreement is hereby deleted in its entirety, and (d) Exhibits A and C to the Original Credit Agreement are hereby amended such that, after giving effect to all such amendments, they shall read in their entirety as set forth on Exhibits A and C hereto.

4.       Concerning the Borrowing Base. As of the Effective Date, the Borrowing Base is hereby reaffirmed at $20,000,000 and the Monthly Reduction Amount is hereby reaffirmed at $0. The parties hereto acknowledge and agree that foregoing reaffirmation of the Borrowing Base and the Monthly Reduction Amount shall constitute the April 30, 2017 scheduled redetermination of the Borrowing Base and the Monthly Reduction Amount pursuant to Section 4.02 of the Credit Agreement. The Borrowing Base and the Monthly Reduction Amount, each as reaffirmed hereby, will remain in effect until next adjusted pursuant to the provisions of Article IV of the Credit Agreement.

5.       Specified Default; Limited Waiver.

(a)       An Event of Default has occurred under Section 9.01(b) of the Original Credit Agreement as a result of the failure by Borrower to comply with Section 8.07 of the Original Credit Agreement, whereby Borrower was required to limit general and administrative expenses to an amount not more than the amount set forth therein, for the 12-month period ending December 31, 2016 (the “Specified Default”). Borrower has requested that Administrative Agent and the Required Lender waive the Specified Default. Subject to the terms and conditions of this Amendment, including Section 2 hereof, Administrative Agent and the Required Lenders hereby waive the Specified Default.

SIXTH AMENDMENT TO CREDIT AGREEMENT - Page 2

(b)       Except for the limited waiver set forth in Section 5(a) hereof and except as otherwise provided herein, no provision hereof shall constitute a waiver of any of the terms or conditions of the Credit Agreement or any other Loan Document other than those terms or conditions expressly addressed herein (and even in such instance, only to the extent explicitly addressed herein). Other than as expressly set forth in this Amendment, nothing contained in this Amendment shall be construed as a waiver of any Default or Event of Default or a consent to any action or inaction by Borrower, any Subsidiary or any other Loan Party, nor shall it be construed as a course of dealing or conduct on the part of Administrative Agent or any Lender. All rights and remedies now or hereafter available to Administrative Agent or any Lender are hereby reserved. The limited waiver set forth herein shall be effective only in this specific instance and for the specific purpose for which it is given, and this limited waiver shall not entitle Borrower or any other Loan Party to any other or further waiver or consent in any similar or other circumstance.

6.       Asset Sale.

(a)       Borrower has informed Administrative Agent and the Lenders that Borrower intends to enter into a purchase and sale agreement with OneEnergy Partners, LLC (the “Buyer”), pursuant to which Borrower will sell to the Buyer, and the Buyer will purchase from Borrower, Borrower’s interests in the State GC 1 and State GC 2 wells located in Lea County, New Mexico and other associated assets as more fully described therein (such transaction, the “Subject Sale”). Each of the parties hereto acknowledges and agrees that notwithstanding anything to the contrary in the Credit Agreement, Borrower shall be permitted to consummate the Subject Sale, subject to the conditions that (i) no Default or Event of Default shall exist at the time of the Subject Sale, either before or immediately after giving effect thereto, except as otherwise disclosed by Borrower to Administrative Agent, (ii) Administrative Agent shall have received true and complete executed copies of the purchase and sale agreement and any other documents or instruments executed and delivered in connection with the Subject Sale, each of which shall be in form and substance and on terms satisfactory to Administrative Agent in its sole discretion, (iii) the net cash proceeds received by Borrower from the Subject Sale shall not be less than $1,200,000, and (iv) the net cash proceeds from the Subject Sale shall, simultaneously with the closing thereof, be unconditionally and irrevocably paid to Administrative Agent, for the benefit of the Lenders, and shall be applied to prepay the outstanding Revolving Loans.

(b)       Subject to the terms and conditions of this Amendment, upon Administrative Agent’s receipt of the net cash proceeds from the Subject Sale in accordance with Section 6(a), Administrative Agent hereby agrees to, and is hereby authorized by the Lenders to, execute and deliver such documents and instruments as shall be required to release the Liens of Administrative Agent in the assets sold pursuant to the Subject Sale.

7.       Post-Closing Covenants. On or before the date that is 30 days after the date of this Amendment (or such later date as Administrative Agent may agree in writing), Borrower shall deliver, or cause to be delivered, each of the following, each in form and substance satisfactory to Administrative Agent:

(a)       amendments to the Oil and Gas Mortgages (the “Mortgage Amendments”), each duly executed and delivered by the applicable Loan Party; and

SIXTH AMENDMENT TO CREDIT AGREEMENT - Page 3

(b)       a favorable opinion of counsel of Borrower and each other Loan Party covering such matters incident to the Mortgage Amendments as Administrative Agent may reasonably request.

8.       Certain Representations. Each of Borrower and Guarantors represents and warrants that, as of the Effective Date: (a) each Loan Party has full power and authority to execute the Modification Papers to which it is a party and such Modification Papers constitute the legal, valid and binding obligation of such Loan Party enforceable in accordance with their terms, except as enforceability may be limited by general principles of equity and applicable bankruptcy, insolvency, reorganization, moratorium, and other similar laws affecting the enforcement of creditors’ rights generally; and (b) no authorization, approval, consent or other action by, notice to, or filing with, any Governmental Authority or other Person is required for the execution, delivery and performance by each Loan Party thereof. In addition, each of Borrower and Guarantors represents that after giving effect to this Amendment all representations and warranties contained in the Credit Agreement and the other Loan Documents to which such Person is a party are true and correct in all material respects (provided that any such representations or warranties that are, by their terms, qualified by reference to materiality or a Material Adverse Effect shall be true and correct in all respects) on and as of the Effective Date as if made on and as of such date, except to the extent that any such representation or warranty expressly relates solely to an earlier date, in which case such representation or warranty is true and correct in all material respects (or, with respect to any such representations or warranties that are, by the terms, qualified by reference to materiality or a Material Adverse Effect, are true and correct) as of such earlier date.

9.       No Further Amendments. Except as previously amended in writing or as amended hereby, the Credit Agreement shall remain unchanged and all provisions shall remain fully effective between the parties hereto.

10.       Acknowledgments and Agreements. Each of Borrower and Guarantors (a) acknowledges that on the date hereof all outstanding Obligations are payable in accordance with their terms, and (b) waives any defense, offset, counterclaim or recoupment with respect thereto. Borrower, Guarantors, Administrative Agent, L/C Issuer and each Lender do hereby adopt, ratify and confirm the Credit Agreement, as previously amended in writing and as amended hereby, and acknowledge and agree that the Credit Agreement is and remains in full force and effect. Each of Borrower and Guarantors acknowledges and agrees that its liabilities and obligations under the Credit Agreement and under the other Loan Documents are not impaired in any respect by this Amendment. Any breach of any representations, warranties and covenants under this Amendment shall be Default or an Event of Default, as applicable, under the Credit Agreement.

11.       Limitation on Agreements. The modifications set forth herein are limited precisely as written and shall not be deemed (a) to be a consent under or a waiver of or an amendment to any other term or condition in the Credit Agreement or any of the Loan Documents, or (b) to prejudice any right or rights that Administrative Agent now has or may have in the future under or in connection with the Credit Agreement and the other Loan Documents, each as amended hereby, or any of the other documents referred to herein or therein. The Modification Papers shall constitute Loan Documents for all purposes.

12.       Confirmation of Security. Each of Borrower and Guarantors hereby confirms and agrees that all of the Collateral Documents that presently secure the Obligations shall continue to secure, in the same manner and to the same extent provided therein, the payment and performance of the Obligations as described in the Credit Agreement as modified by this Amendment.

13.       Counterparts. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but all of which constitute one instrument. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendment by facsimile or other electronic means shall be deemed effective as delivery of a manually executed counterpart.

SIXTH AMENDMENT TO CREDIT AGREEMENT - Page 4

14.       Incorporation of Certain Provisions by Reference. The provisions of Section 11.15 of the Credit Agreement captioned “Governing Law, Jurisdiction; Etc.” and Section 11.16 of the Credit Agreement captioned “Waiver of Right to Trial by Jury” are incorporated herein by reference for all purposes.

15.       Release. In consideration of the agreements set forth in this Amendment, each of Borrower and Guarantors represents and warrants that as of the date of this Amendment, there are no claims or offsets or defenses or counterclaims to the obligations of such Person under the Loan Documents to which it is a party, and in accordance therewith, each of Borrower and Guarantors:

(a)       waives any and all such claims, offsets, defenses or counterclaims, whether known or unknown, arising under the Loan Documents prior to the Effective Date; and

(b)       releases and discharges the Administrative Agent and the Lenders and their officers, directors, employees, agents, shareholders, affiliates and attorneys (the "Released Parties") from any and all obligations, indebtedness, liabilities, claims, rights, causes of action or other demands whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, which such Person ever had, now has or claims to have or may have against any Released Party arising prior to the date of this Amendment and from or in connection with the Loan Documents or the transactions contemplated thereby, except those resulting from the gross negligence or willful misconduct of the Released Parties, as determined by a court of competent jurisdiction by a final and non-appealable judgment.

16.       Entirety, Etc. This Amendment and the other Modification Papers and all of the other Loan Documents embody the entire agreement between the parties. THIS AMENDMENT AND ALL OF THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[This space is left intentionally blank. Signature pages follow.]

SIXTH AMENDMENT TO CREDIT AGREEMENT - Page 5

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the date and year first above written.

BORROWER:

SAMSON OIL AND GAS USA, INC.
By:	/s/ Terry Barr
Terry Barr
President, Treasurer and CEO
GUARANTORS:
SAMSON OIL & GAS LIMITED
By:	/s/ Terry Barr
Terry Barr
Managing Director, CEO & President
SAMSON OIL AND GAS USA MONTANA, INC.
By:	/s/ Terry Barr
Terry Barr
President, Treasurer and CEO

SIXTH AMENDMENT TO CREDIT AGREEMENT - Signature Page S-1

ADMINISTRATIVE AGENT:

MUTUAL OF OMAHA BANK,
as Administrative Agent
By:	/s/ J. Keith Miller
J. Keith Miller
Senior Energy Lender

LENDERS:

MUTUAL OF OMAHA BANK
By:	/s/ J. Keith Miller
J. Keith Miller
Senior Energy Lender

SIXTH AMENDMENT TO CREDIT AGREEMENT - Signature Page S-2

ANNEX I

[See attached.]

ANNEX I TO SIXTH AMENDMENT

CREDIT AGREEMENT

Dated as of January 27, 2014
among

SAMSON OIL AND GAS USA, INC.,
as Borrower,

MUTUAL OF OMAHA BANK,
as Administrative Agent

and

L/C Issuer,

and

The Other Lenders Party Hereto

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS AND ACCOUNTING TERMS	1
1.01. Defined Terms	1
1.02. Other Interpretive Provisions	24
1.03. Accounting Terms	25
1.04. Rounding	25
1.05. Times of Day	25
1.06. Letter of Credit Amounts	25
1.07. Pro Forma Calculations	26

ARTICLE II. THE COMMITMENTS AND CREDIT EXTENSIONS	26
2.01. Loans	26
2.02. Borrowings, Conversions and Continuations of Loans	27
2.03. Letters of Credit	28
2.04. Prepayments	35
2.05. Termination or Reduction of Aggregate Maximum Credit Amounts	36
2.06. Repayment of Loans	36
2.07. Interest	36
2.08. Fees	37
2.09. Computation of Interest and Fees	37
2.10. Evidence of Debt	38
2.11. Payments Generally; Administrative Agent’s Clawback	38
2.12. Sharing of Payments	40
2.13. Collateral	40
2.14. Cash Collateral	41
2.15. Defaulting Lenders	42

ARTICLE III. TAXES, YIELD PROTECTION AND ILLEGALITY	44
3.01. Increased Costs	44
3.02. Taxes	46
3.03. Mitigation Obligations; Replacement of Lenders	49
3.04. Compensation for Losses	49
3.05. Illegality	50
3.06. Inability to Determine Rates	50
3.07. Survival	51

ARTICLE IV. BORROWING BASE	51
4.01. Borrowing Base	51
4.02. Periodic Determinations of Borrowing Base	51
4.03. Special Determinations of Borrowing Base	52
4.04. General Procedures With Respect to Determination of Borrowing Base	52
4.05. Borrowing Base Reduction	52
4.06. Borrowing Base Deficiency	53
4.07. Borrowing Base Increase Fee	54
4.08. Mortgage of Additional Properties	54

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ARTICLE V. CONDITIONS PRECEDENT TO CREDIT EXTENSIONS	55
5.01. Conditions of Initial Credit Extension	55
5.02. Conditions to all Credit Extensions	57
5.03. Additional Conditions to Credit Extensions after the Third Amendment Effective Date	59

ARTICLE VI. REPRESENTATIONS AND WARRANTIES	59
6.01. Existence, Qualification and Power; Compliance with Laws	59
6.02. Authorization; No Contravention	59
6.03. Governmental Authorization; Other Consents	59
6.04. Binding Effect	60
6.05. Financial Statements; No Material Adverse Effect	60
6.06. Litigation	60
6.07. No Default	60
6.08. Ownership of Property; Liens	60
6.09. Environmental Compliance	61
6.10. Insurance	61
6.11. Taxes	61
6.12. ERISA Compliance	61
6.13. Subsidiaries	62
6.14. Margin Regulations; Investment Company Act	62
6.15. Disclosure	62
6.16. Compliance with Laws	62
6.17. Intellectual Property; Licenses, Etc	63
6.18. Rights in Collateral; Priority of Liens	63
6.19. Concerning the Mortgaged Properties	63
6.20. Swap Contract	63
6.21. Engineering Reports	63
6.22. Gas Balancing Agreements and Advance Payment Contracts	64
6.23. OFAC	64
6.24. Solvency	64

ARTICLE VII. AFFIRMATIVE COVENANTS	64
7.01. Financial Statements	64
7.02. Certificates; Other Information	65
7.03. Notices	68
7.04. Payment of Obligations	68
7.05. Preservation of Existence, Etc	68
7.06. Maintenance of Properties	69
7.07. Maintenance of Insurance	69
7.08. Compliance with Laws	69
7.09. Books and Records	69
7.10. Inspection Rights	69
7.11. Use of Proceeds	70
7.12. Financial Covenants	70
7.13. Title Data	70

ii

7.14. Additional Subsidiaries	70
7.15. Collateral Records	70
7.16. Security Interests	71
7.17. Subsequent Expenses of Agent and Lenders	71
7.18. Operation of Oil and Gas Properties	71
7.19. Agent as Principal Depository	72
7.20. Further Assurances	72
7.22. Required Swap Contracts	72

ARTICLE VIII. NEGATIVE COVENANTS	72
8.01. Liens	72
8.02. Investments	74
8.03. Indebtedness	74
8.04. Fundamental Changes	75
8.05. Dispositions	75
8.06. Restricted Payments	76
8.07. Limitation on General and Administrative Expenses	77
8.08. Change of Operator	77
8.09. Swap Contracts	77
8.10. Change in Nature of Business	77
8.11. Transactions with Affiliates	78
8.12. Burdensome Agreements	78
8.13. Use of Proceeds	78
8.14. Gas Balancing Agreements and Advance Payment Contracts	78
8.15. Amendments to Swap Contracts	78
8.16. Accounting Changes	78
8.17. Organization Documents	78

ARTICLE IX. EVENTS OF DEFAULT AND REMEDIES	79
9.01. Events of Default	79
9.02. Remedies Upon Event of Default	81
9.03. Application of Funds	81

ARTICLE X. ADMINISTRATIVE AGENT	82
10.01. Appointment and Authorization of Administrative Agent	82
10.02. Rights as a Lender	83
10.03. Exculpatory Provisions	83
10.04. Reliance by Administrative Agent	84
10.05. Delegation of Duties	84
10.06. Resignation of Administrative Agent	85
10.07. Non-Reliance on Administrative Agent and Other Lenders	86
10.08. No Other Duties, Etc	86
10.09. Administrative Agent May File Proofs of Claim	86
10.10. Collateral and Guarantor Matters	87
10.11. Treasury Management Agreements and Swap Contracts	88

iii

ARTICLE XI. MISCELLANEOUS	89
11.01. Amendments, Etc	89
11.02. Notices; Effectiveness; Electronic Communications	90
11.03. No Waiver; Cumulative Remedies; Enforcement	91
11.04. Expenses; Indemnity; Damage Waiver	92
11.05. Payments Set Aside	94
11.06. Successors and Assigns	94
11.07. Treatment of Certain Information; Confidentiality	98
11.08. Right of Setoff	98
11.09. Interest Rate Limitation	99
11.10. Counterparts ; Integration; Effectiveness	100
11.11. Survival of Representations and Warranties	100
11.12. Severability	100
11.13. Legal Representation of Administrative Agent	100
11.14. Replacement of Lenders	101
11.15. Governing Law; Jurisdiction; Etc	101
11.16. Waiver of Right to Trial by Jury	102
11.17. USA PATRIOT Act Notice	102
11.18. No Advisory or Fiduciary Responsibility	103
11.19. Electronic Execution of Assignments	103
11.20. Concerning Swap Contracts	103
11.21. Commodity Exchange Act Keepwell Provisions	104
11.22. Concerning Treasury Management Agreements	104
11.23. Time of the Essence	104
11.24. Approved Third Party Intercreditor Agreement	104
11.25. Entire Agreement	104

SCHEDULES

2.01	Initial Commitments and Applicable Percentages
6.06	Litigation
6.09	Environmental Matters
6.13	Subsidiaries and Other Equity Investments
6.20	Existing Swap Contracts
8.01	Existing Liens
8.03	Existing Indebtedness
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Opinion Matters
F	Affidavit of Payment and Trade Bills
G	Property Certificate
H	Reconciliation Schedule
I	List of Mortgaged Properties as of Closing Date
J-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
J-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
J-3	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
J-4	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

iv

CREDIT AGREEMENT

CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of January 27, 2014, among SAMSON OIL AND GAS USA, INC., a Colorado corporation (“Borrower”), each lender from time to time party hereto (collectively, “Lenders” and individually, a “Lender”), and MUTUAL OF OMAHA BANK, as Administrative Agent and L/C Issuer.

Borrower has requested that Lenders provide a revolving credit facility, and Lenders are willing to do so on the terms and conditions set forth herein. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01.       Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.17.

“Administrative Agent” or “Agent” means Mutual of Omaha in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as Administrative Agent may from time to time notify Borrower and Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Advance Payment Contract” means any contract whereby any Loan Party either (a) receives or becomes entitled to receive (either directly or indirectly) any payment (an “Advance Payment”) to be applied toward payment of the purchase price of hydrocarbons produced or to be produced from Mineral Interests owned by any Loan Party and which Advance Payment is paid or to be paid in advance of actual delivery of such production to or for the account of the purchaser regardless of such production, or (b) grants an option or right of refusal to the purchaser to take delivery of such production in lieu of payment, and, in either of the foregoing instances, the Advance Payment is, or is to be, applied as payment in full for such production when sold and delivered or is, or is to be, applied as payment for a portion only of the purchase price thereof or of a percentage or share of such production; provided inclusion of the standard “take or pay” provision in any gas sales or purchase contract or any other similar contract shall not, in and of itself, constitute such contract as an Advance Payment Contract for the purposes hereof.

“Affidavit of Payment of Trade Bills” has the meaning specified in Section 5.01(a)(ix).

CREDIT AGREEMENT – Page 1

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Maximum Credit Amount” means at any time the sum of the Maximum Credit Amounts, as the same may be reduced or terminated pursuant to Section 2.05.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Maximum Credit Amounts represented by such Lender’s Maximum Credit Amount at such time, provided that , at any time a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Maximum Credit Amounts (disregarding any Defaulting Lenders’ Maximum Credit Amounts at such time, but subject to Section 2.15(a)(iv)) represented by such Lender’s Maximum Credit Amount at such time. If the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 9.02 or otherwise, or if the total Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means (a) with respect to any Base Rate Loan, a rate per annum equal to 1.00%; (b) with respect to the Term Loan, a per annum rate equal to 2.50%; (c) with respect to the Letter of Credit fee payable hereunder, a rate per annum equal to 3.50%; and (d) with respect to the commitment fee payable hereunder, a rate per annum equal to 0.50%.

“Applicable Usury Laws” has the meaning specified in Section 11.09.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) LaRoche Petroleum Consultants, Ltd., and (d) any other independent petroleum engineers acceptable to the Administrative Agent and the Required Lenders.

“Approved Third Party Intercreditor Agreement” means an intercreditor agreement with one or more Third Party Counterparties and all of the Lenders which is satisfactory in form and substance to the Lenders and such Third Party Counterparty.

“ASC 815” means the Accounting Standards Codification No. 815 (Derivatives and Hedging), as issued by the Financial Accounting Standards Board.

CREDIT AGREEMENT – Page 2

“Asset Disposition” means the sale, assignment, lease, license, transfer, exchange or other disposition by any Loan Party of any oil and gas property included in the Borrowing Base, provided that the sale of the hydrocarbons in the ordinary course of business shall not be deemed to be an Asset Disposition.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by Administrative Agent, in substantially the form of Exhibit D or any other form approved by Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of Parent, Borrower and its Subsidiaries for the fiscal year ended June 30, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Parent, Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Revolving Maturity Date, (b) the date of termination of the Commitments pursuant to Section 2.05, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 9.02.

“Available Commitment” means, as of any date of determination thereof, the difference between (a) the Commitment on such date, minus (b) the Outstanding Amount of Loans and L/C Obligations on such date.

“Base Rate” means a fluctuating rate of interest equal to the highest quoted annual rate of interest which is published from time to time in the “Money Rates” section of The Wall Street Journal as the prime rate (or, if such source is not available, such alternate source as determined by the Administrative Agent), as adjusted from time to time in the Administrative Agent’s sole discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs. Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal.

“Base Rate Loan” means a Revolving Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 7.02.

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“Borrowing” means a Revolving Borrowing or the Term Loan Borrowing.

“Borrowing Base” means the maximum loan amount that may be supported by the Mortgaged Properties, as determined by Administrative Agent and approved by the Required Lenders, or all of the Lenders, as applicable, in accordance with Article IV.

“Borrowing Base Deficiency” has the meaning specified in Section 4.06(a).

“Borrowing Base Deficiency Notice” has the meaning specified in Section 4.06(a).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Cash Collateralize” means, to pledge and deposit with or deliver to Administrative Agent, for the benefit of the L/C Issuer or Lenders, as collateral for L/C Obligations or obligations of Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if Administrative Agent and the L/C Issuer agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to Administrative Agent and the L/C Issuer.

“Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a)       readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)       time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 90 days from the date of acquisition thereof;

(c)       commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 90 days from the date of acquisition thereof; and

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(d)       Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any Law, rule, regulation or treaty, (b) any change in any Law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following events: (a) with respect to Borrower, Terry Barr shall cease, for any reason, to be the managing director and CEO of Parent and the CEO of Borrower and has not has not been replaced with a new managing director and CEO acceptable to Administrative Agent within 90 days, (b) with respect to Borrower, an event or series of events by which Parent ceases to own and control, directly and indirectly, at least 100% of Borrower’s Equity Interests, or (c) with respect to any Guarantor, an event or series of events by which Borrower ceases to own and control, directly and indirectly, at least 100% of such Guarantor’s Equity Interests.

“Closing Date” means the first date all the conditions precedent in Section 5.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means any and all assets and rights and interests in or to property of Borrower and each of the other Loan Parties, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.

“Collateral Documents” means all Oil and Gas Mortgages, Security Agreements and all other agreements, instruments and documents (other than the Lender Swap Contracts and Secured Treasury Management Agreements) now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to Administrative Agent in Collateral securing all or part of the Obligations, each in form and substance satisfactory to Administrative Agent.

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“Commitment” means, as to each Lender at any time, its obligation to (a) make Revolving Loans to Borrower pursuant to Section 2.01(a), and (b) purchase participations in L/C Obligations, as adjusted from time to time in accordance with this Agreement. The amount representing each Lender’s Commitment shall at any time be the lesser of (x) such Lender’s Maximum Credit Amount and (y) such Lender’s Applicable Percentage of the then-effective Borrowing Base.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Current Assets” shall be determined in accordance with Section 1.03 hereof; provided that (a) availability under the Borrowing Base shall be included and (b) any non-cash mark-to-market value associated with Swap Contracts pursuant to ASC 815 shall be excluded.

“Current Liabilities” shall be determined in accordance with Section 1.03 hereof and shall exclude (a) aggregate current maturities of the Obligations and (b) any non-cash mark-to-market liability associated with Swap Contracts pursuant to ASC 815.

“Current Ratio” means, with respect to Borrower and its Subsidiaries on a consolidated basis as of any date of determination thereof, the ratio of Current Assets to Current Liabilities.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

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“Default Rate” means, when used with respect to the Obligations, an interest rate equal to the Base Rate plus the Applicable Rate plus 2% per annum; provided that in no event shall the Default Rate be in excess of the Maximum Rate.

“Defaulting Lender” means, subject to Section 2.15, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies Administrative Agent and Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to Administrative Agent, the L/C Issuer, or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due, (b) has notified Borrower, Administrative Agent or the L/C Issuer in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by Administrative Agent or Borrower, to confirm in writing to Administrative Agent and Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by Administrative Agent and Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.15) upon delivery of written notice of such determination to Borrower, the L/C Issuer and each Lender.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any Asset Disposition and sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

CREDIT AGREEMENT – Page 7

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EBITDAX” means, with respect to Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as of any applicable date and for any applicable period of determination thereof, net income for such period, excluding (i) any non-cash revenue or expense associated with Swap Contracts resulting from ASC 815, and (ii) extraordinary or non-recurring gains and other extraordinary or non-recurring income, to the extent included in the calculation of net income, plus without duplication and to the extent deducted from revenues in determining net income, the sum of (a) the aggregate amount of consolidated interest expense for such period, (b) the aggregate amount of income tax expense for such period, (c) all amounts attributable to depletion, depreciation and amortization for such period, (d) all other non-cash charges for such period, and (e) exploration costs deducted in determining net income under successful efforts accounting for such period; provided, however, notwithstanding the foregoing clause (ii), for purposes of calculating EBITDAX as of the last day of any Test Period ending on or prior to June 30, 2017, such calculation shall exclude, to the extent included in the calculation of net income, all non-recurring income as determined in accordance with GAAP in a manner consistent with that used in preparing the annual audited financial statements delivered pursuant to Section 7.01(a) for the fiscal year ending June 30, 2016.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)); provided that notwithstanding the foregoing or anything to the contrary herein or in any other Loan Document, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries.

“Environmental Laws” means any and all Federal, state and local statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

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“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the rate determined by Administrative Agent to be the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) that appears on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or any successor thereto) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period; provided that if such rate appearing on such screen or page shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If such rate is not available at such time for any reason, Administrative Agent shall determine such rate as the average of quotations for three (3) major New York money center banks of whom Administrative Agent shall inquire as the “London Interbank Offered Rate” for deposits in U.S. Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 9.01.

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“Excess Cash Flow” means, with respect to Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as of any applicable date of determination thereof for the calendar month then ended, an amount equal to (a) cash receipts for such calendar month, minus (b) lease operating expenses paid during such calendar month, minus (c) consolidated cash interest expense paid during such calendar month, minus (d) amounts actually paid in cash in respect of production taxes and total federal, state, local and foreign income, and similar taxes for such calendar month, minus (e) the aggregate amount of all regularly scheduled principal payments or prepayments of Indebtedness made by Borrower and its Subsidiaries during such calendar month, minus (f) to the extent permitted under Section 8.07, general and administrative expenses paid during such calendar month.

“Excess Cash Flow Report” means a report, in form and substance satisfactory to Administrative Agent, certified by a Responsible Officer of Borrower setting forth, in reasonable detail, the calculation of Excess Cash Flow for the previous month and the basis therefor.

“Excluded Swap Obligations” means with respect to any Loan Party, any Swap Obligations if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Sections 3.03(b) and 11.14) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.02, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.02(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

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“Fee Letter” means any separate letter agreement between Borrower and Administrative Agent concerning fees to be paid to Administrative Agent.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations with respect to Letters of Credit other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Future Acquisition Documents” has the meaning specified in Section 5.02(e).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Gas Balancing Agreement” means any agreement or arrangement whereby any Loan Party, or any other party having an interest in any hydrocarbons to be produced from Mineral Interests in which any Loan Party owns an interest, has a right to take more than its proportionate share of production therefrom.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

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“Guarantee” means, as to any Person, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, collectively, Parent, each Material Domestic Subsidiary of Borrower that now or hereafter executes a Guaranty pursuant to Section 7.14, and any other Person which subsequently guarantees the payment and performance of the Obligations.

“Guaranty” means, collectively, any Guaranty made by a Guarantor in favor of Administrative Agent for the benefit of the Secured Parties, in form and substance satisfactory to Administrative Agent.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)       all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)       all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)       net obligations of such Person under any Swap Contract;

(d)       all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 60 days);

CREDIT AGREEMENT – Page 12

(e)       indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)       capital leases and Synthetic Lease Obligations;

(g)       all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h)       all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) above, Other Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Interest Coverage Ratio” means, with respect to Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP, as of any applicable date of determination thereof, the ratio of (a) EBITDAX for the Test Period ending on such date to (b) cash interest expense for such Test Period.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Revolving Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or the Term Loan, the last Business Day of each month and the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two or three months thereafter, as selected by Borrower in its Loan Notice; provided that with respect to any Loan disbursed, converted to or continued as a Eurodollar Rate Loan on or after March 31, 2017, the Interest Period shall be the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one month thereafter; provided further, that:

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(i)       any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)       any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)       no Interest Period shall extend beyond the Revolving Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the L/C Application, and any other document, agreement and instrument entered into by the L/C Issuer and Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

CREDIT AGREEMENT – Page 14

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Expiration Date” means the day that is seven days prior to the Revolving Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“L/C Fee” has the meaning specified in Section 2.03(i).

“L/C Issuer” means Mutual of Omaha in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Sublimit” means an amount equal to $100,000. The L/C Sublimit is part of, and not in addition to, the total Commitments.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Swap Contract” means any Swap Contract between Borrower or any Subsidiary and any Swap Lender.

“Lender Swap Obligation” means, with respect to any Loan Party, all net amounts owed or to become owing by such Loan Party to a Swap Lender pursuant to a Lender Swap Contract (which net obligations shall be deemed to be the Swap Termination Value as of the date the Lender Swap Obligations are being determined), whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, together with all reasonable costs, expenses and attorneys’ fees incurred in the enforcement or collection thereof and interest thereon, including interest and fees that accrue after the commencement by or against such Loan Party in any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that notwithstanding anything to the contrary herein or in any other Loan Document. “Lender Swap Obligations” shall not include, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify Borrower and Administrative Agent.

“Letter of Credit” means any letter of credit issued hereunder.

CREDIT AGREEMENT – Page 15

“Leverage Ratio” means, with respect to Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP, as of any applicable date and for any applicable period of determination thereof, the ratio of (a) Total Funded Debt on such date, to (b) EBITDAX for the Test Period ending on such date.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Liquidity” means, with respect to Borrower and its Subsidiaries on a consolidated basis as of any applicable date of determination thereof, the sum of (a) unrestricted cash and Cash Equivalents, plus (b) the Available Commitment.

“Loan” means a Revolving Loan or the Term Loan, as applicable.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, each Collateral Document, each Guaranty, the Affidavit of Payment of Trade Bills, the Property Certificate, the Reconciliation Schedule and the Title Indemnity Agreement, together with all renewals, extensions, modifications and amendments from time to time of any such document, but excluding any Lender Swap Contract, any Secured Treasury Management Agreement, any Third Party Counterparty Swap Contract, and any Approved Third Party Intercreditor Agreement.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Revolving Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means, collectively, Borrower, each Guarantor and each other Person party to a Collateral Document who grants a lien on its assets in favor of the Administrative Agent for the benefit of the Secured Parties.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party; or (d) a material adverse change in, or a material adverse effect upon, any material portion of the Collateral.

“Material Domestic Subsidiary” shall mean any Domestic Subsidiary of the Borrower (a) that owns or operates any oil and gas properties included in the Borrowing Base, (b) the consolidated assets of which equal or exceed 5% of the consolidated assets of the Borrower as of the last day of the most recently ended fiscal quarter of the Borrower, or (c) the consolidated revenues of which for the most recently ended period of four consecutive fiscal quarters of the Borrower equal or exceed 5% of the consolidated revenues of the Borrower for such period.

CREDIT AGREEMENT – Page 16

“Material Gas Imbalance” means, with respect to all Gas Balancing Agreements to which any Loan Party is a party or by which any Mineral Interest owned by any Loan Party is bound, a net gas imbalance to Borrower or any other Loan Party, individually or taken as a whole in excess of $250,000. Gas imbalances will be determined based on written agreements, if any, specifying the method of calculation thereof, or, alternatively, if no such agreements are in existence, gas imbalances will be calculated by multiplying (x) the volume of gas imbalance as of the date of calculation (expressed in thousand cubic feet) by (y) the heating value in btu’s per thousand cubic feet, times the Henry Hub average daily spot price for the month immediately preceding the date of calculation adjusted for location differential and transportation costs based upon the location where the Mineral Interest giving rise to the imbalances are located.

“Material Non-Cash Assets” means non-cash assets owned by Parent other than Equity Interests of the Borrower which equal or exceed 5% of the consolidated assets of Parent as of the last day of the most recently ended fiscal quarter of Parent.

“Maximum Amount” has the meaning specified in Section 11.09.

“Maximum Credit Amount” means, as to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.01 (as such Schedule 2.01 may be amended from time to time in connection with any modification to any Maximum Credit Amount or Aggregate Maximum Credit Amounts pursuant to this Agreement) under the caption “Maximum Credit Amounts”, as the same may be (a) reduced or terminated from time to time in connection with a reduction or termination of the Aggregate Maximum Credit Amounts pursuant to Section 2.05, or (b) modified from time to time pursuant to any assignment permitted by Section 11.06(b).

“Maximum Rate” means the higher of the maximum interest rate allowed by Applicable Usury Laws as amended from time to time and in effect on the date for which a determination of interest accrued hereunder is made. The determination of the maximum rate permitted by applicable Texas law shall be made pursuant to the weekly ceiling as determined pursuant to Chapter 303 of the Texas Finance Code, but Administrative Agent reserves the right to implement from time to time any other rate ceiling permitted by such law.

“Mineral Interests” means (a) all present and future interests and estates existing under any oil and gas leases including without limitation working interests, royalties, overriding royalties, production payments and net profits interests, (b) all present and future rights in mineral fee interests and rights therein, including without limitation, any reversionary or carried interests relating thereto, (c) all rights, titles and interests created by or arising under the terms of all present and future unitization, communitization, and pooling arrangements (and all properties covered and units created thereby) whether arising by contract or operation of Law which now or hereafter include all or any part of the foregoing, and (d) all rights, remedies, powers and privileges with respect to all of the foregoing.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by Administrative Agent and the L/C Issuer in their sole discretion.

CREDIT AGREEMENT – Page 17

“Monthly Reduction Amount” has the meaning specified in Section 4.05(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgaged Properties” means all present and future Mineral Interests of one or more Loan Parties in all oil and gas properties in which such Loan Parties have granted or do hereafter grant a mortgage or Lien to Administrative Agent for the ratable benefit of the Secured Parties. The Mortgaged Properties as of the Closing Date are listed on Exhibit I.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Mutual of Omaha” means Mutual of Omaha Bank, a national banking association.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Note or a Term Note, as applicable.

“Oasis” means Oasis Petroleum North America LLC, a Delaware limited liability company, and its successors and assigns and any future holder of the Oasis Note.

“Oasis Note” means that certain Secured Promissory Note, dated as of the Third Amendment Effective Date, executed and delivered by Borrower to Oasis in the original principal amount of $4,000,000, as in effect on the Sixth Amendment Effective Date.

“Obligations” means, collectively, (i) all advances to and all debts, obligations, liabilities, (including all renewals and extensions thereof, or any part thereof), and all covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, including all obligations of any Loan Party described in Section 11.04 hereof, (ii) all Lender Swap Obligations of any Loan Party, and (iii) all Treasury Management Obligations of any Loan Party, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof in any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that notwithstanding anything to the contrary herein or any other Loan Document, “Obligations” shall not include, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Oil and Gas Mortgage” has the meaning specified in Section 2.13(a).

CREDIT AGREEMENT – Page 18

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced under any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Sections 3.03 and 11.14).

“Outstanding Amount” means (i) with respect to Revolving Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Loans, as the case may be, occurring on such date; (ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts; and (iii) with respect to the Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Term Loan, as the case may be, occurring on such date.

“Parent” means Samson Oil & Gas Limited, an Australian public company, the sole owner of the issued and outstanding Equity Interests of Borrower.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliate or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

CREDIT AGREEMENT – Page 19

“Permitted Liens” has the meaning specified in Section 8.01.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 7.02.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not by sales price) for the term of the contracts or a particular month, as applicable, from properties and interests owned by a Loan Party which are located in or offshore of the United States and which have attributable to them proved developed producing oil and gas reserves, as such production is projected in the most recent Reserve Report delivered to Administrative Agent, after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that have not been reflected in such report but that are reflected in a separate or supplemental reports acceptable to Administrative Agent.

“Property Certificates” has the meaning specified in Section 5.01(a)(x).

“Proved Mineral Interest” means, collectively, (i) all Mineral Interests which constitute proved developed producing reserves, (ii) all Mineral Interests which constitute proved developed non-producing reserves, and (iii) all Mineral Interests which constitute proved undeveloped reserves, in each case, per a Reserve Report.

“Public Lender” has the meaning specified in Section 7.02.

“Qualified ECP Guarantor” means, in respect of any Lender Swap Obligation and any Third Party Counterparty Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Lender Swap Contract or Third Party Counterparty Swap Contract becomes effective, or any Guarantee or grant of the relevant security interest becomes effective with respect to such Lender Swap Obligation and any Third Party Counterparty Swap Obligation, or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1(a)(18)(A)(v)(II) of the Commodity Exchange Act.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the L/C Issuer, as applicable.

“Recognized Value” means the value determined by Lenders attributed to the Mineral Interests in the oil and gas properties of the Loan Parties from the most recent determination of the Borrowing Base, based upon the discounted present value of the estimated net cash flow to be realized from the production of hydrocarbons from such Mineral Interests and the other standards specified in Section 4.01 hereof.

CREDIT AGREEMENT – Page 20

“Reconciliation Schedule” means a schedule in the form of Exhibit H confirming that, except as otherwise shown on the Reconciliation Schedule, (a) each well and unit described on the exhibits to the Oil and Gas Mortgages is also included in the engineering reports previously delivered to Administrative Agent, (b) the respective net revenue interests and working interests for each well and unit described on the exhibits to the Oil and Gas Mortgages are also the net revenue interests and working interests for the same well or unit included in the engineering reports previously furnished to Administrative Agent, and (c) each well and unit included in the engineering reports previously furnished to Administrative Agent is described on the exhibits to the Oil and Gas Mortgages.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release Date” has the meaning specified in Section 10.10(b)(i).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Loans, a Loan Notice, and (b) with respect to an L/C Credit Extension, an L/C Application.

“Required Lenders” means, as of any date of determination, (a) Mutual of Omaha, or (b) if there are two or more Lenders, then (i) at least two Lenders having at least 66-2/3% of the sum of the total Commitments and the Outstanding Amount of the Term Loan, or (ii) if the Commitments have been terminated pursuant to Section 9.02, at least two Lenders holding in the aggregate at least 66-2/3% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Term Loan and/or the Total Outstandings held or deemed held by, any Defaulting Lender shall be disregarded for purposes of making a determination of Required Lenders.

“Reserve Report” means a report in form and substance satisfactory to Administrative Agent evaluating the oil and gas reserves attributable to the Mineral Interests of the Loan Parties in all of their oil and gas properties and which shall, among other things, (a) identify the wells covered thereby, (b) specify such engineers’ opinions with respect to the total volume of reserves (the “available reserves”) of hydrocarbons (using the terms or categories “proved developed producing reserves,” “proved developed nonproducing reserves” and “proved undeveloped reserves”) which Borrower has advised such engineers that the Loan Parties have the right to produce for their own account, (c) set forth such engineers’ opinions with respect to the projected future cash proceeds from the available reserves, discounted for present value at a rate acceptable to Administrative Agent, for each calendar year or portion thereof after the date of such findings and data, (d) set forth such engineers’ opinions with respect to the projected future rate of production of the available reserves, (e) contain such other information as requested by Administrative Agent with respect to the projected rate of production, gross revenues, operating expenses, taxes, capital costs, net revenues and present value of future net revenues attributable to such reserves and production therefrom, and (f) contain a statement of the price and escalation parameters, procedures and assumptions upon which such determinations were based.

CREDIT AGREEMENT – Page 21

“Resignation Effective Date” has the meaning specified in Section 10.06(a).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party and, solely for purposes of (a) notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to Administrative Agent, and (b) delivery of the certificates pursuant to Section 5.01(a)(iii), the secretary or any assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest or on account of any return of capital to Borrower’s stockholders, partners or members (or the equivalent Person thereof) but does not refer to any stock split or reverse stock split or to any issuance of new Equity Interests by Parent, Borrower or any Subsidiary in exchange for (i) existing Equity Interests with equivalent value, (ii) cash (other than with respect to any Subsidiary), or (iii) other bona fide new consideration.

“Revolving Borrowing” means borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(a).

“Revolving Loan” has the meaning given such term in Section 2.01(a).

“Revolving Maturity Date” means October 31, 2017; provided, however, if such date is not a Business Day, the Revolving Maturity Date shall be the next preceding Business Day.

“Revolving Note” means a promissory note made by Borrower in favor of a Lender requesting such note evidencing Loans made by such Lender, substantially in the form of Exhibit B, and all renewals, extensions, modifications and amendments thereto, and substitutions therefor

“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/ sanctions/index.html, or as otherwise published from time to time as such program may be applicable to such agency, organization or Person.

CREDIT AGREEMENT – Page 22

“Sanctioned Person” means a person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” means any reports filed by Parent with the SEC under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, that are available for review on the SEC’s website, www.sec.gov.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, L/C Issuer, the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Documents, and the successors and assigns of each of the foregoing, the Swap Lenders, the Treasury Management Parties and the Third Party Counterparties.

“Secured Treasury Management Agreement” means any Treasury Management Agreement that is entered into by and between Borrower or any Subsidiary and any Treasury Management Party.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Security Agreement” has the meaning specified in Section 2.13(d).

“Sixth Amendment Effective Date” means May 5, 2017.

“Solvent” means, as to any Person at any time, that (a) the fair value of the property of such Person is greater than the total amount of such Person’s liabilities (including contingent liabilities), (b) the present fair saleable value of all of the property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (d) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

CREDIT AGREEMENT – Page 23

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, forward sale of production, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. For the avoidance of doubt, a “Swap Contract” shall include any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Lender” means any Person that is at the time it enters into a Swap Contract with Borrower or any of its Subsidiaries, a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

CREDIT AGREEMENT – Page 24

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan” has the meaning given such term in Section 2.01(b).

“Term Loan Borrowing” means the borrowing consisting of the Term Loan made by each of the Lenders on the Sixth Amendment Effective Date pursuant to Section 2.01(b).

“Term Loan Maturity Date” means October 31, 2017; provided, however, if such date is not a Business Day, the Term Loan Maturity Date shall be the next preceding Business Day.

“Term Note” means a promissory note made by Borrower in favor of a Lender requesting such note evidencing the Term Loan made by such Lender, and all renewals, extensions, modifications and amendments thereto, and substitutions therefor.

“Test Period” means, with respect to the computation of any amount or ratio as of any date of determination (such date referred to herein as the “Test Period Date”), (a) if the Test Period Date occurs during the period beginning on the Sixth Amendment Effective Date through and including June 30, 2017, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement; (b) if the Test Period Date occurs during the period beginning July 1, 2017 through and including December 31, 2017, a calculation based on the period beginning July 1, 2017 through and including the Test Date, divided by the number of calendar months within such period, multiplied by 12; and (c) if the Test Period Date occurs after December 31, 2017, the four consecutive fiscal quarters of Borrower then last ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to this Agreement.

“Third Amendment” means that certain Third Amendment to Credit Agreement, dated as of the Third Amendment Effective Date, among Borrower, the Lenders party thereto, and Administrative Agent.

“Third Amendment Effective Date” means March 31, 2016.

“Third Party Counterparty” means any counterparty of Borrower or any Subsidiary to a Swap Contract, other than a Swap Lender, which counterparty is approved by all of the Lenders and is a party to an Approved Third Party Intercreditor Agreement.

“Third Party Counterparty Swap Contract” means a Swap Contract between Borrower or any Subsidiary and a Third Party Counterparty.

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“Third Party Counterparty Swap Obligations” means, with respect to any Loan Party, all net amounts owed or to become owing by such Loan Party to a Third Party Counterparty pursuant to a Third Party Counterparty Swap Contract (which net obligations shall be deemed to be the Swap Termination Value as of the date the Third Party Counterparty Swap Obligations are being determined), whether direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, together with all reasonable costs, expenses and attorneys’ fees incurred in the enforcement or collection thereof and interest thereon, including interest and fees that accrue after the commencement by or against such Loan Party thereof in any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided, however, that notwithstanding anything to the contrary herein or in any other Loan Document, “Third Party Counterparty Swap Obligations” shall not include, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party.

“Title Indemnity Agreement” has the meaning specified in Section 5.01(a)(xi).

“Total Funded Debt” means, as of any date of determination thereof, with respect to Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP and without duplication, all outstanding liabilities for borrowed money and other interest-bearing liabilities, including current and long term liabilities owed to Lenders.

“Total Outstandings” means, without duplication, the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trailing Period Basis” shall mean, with respect to the computation of any amount or ratio as of any date of determination (such date referred to herein as the “Test Date”), (a) if the Test Date occurs during the period beginning April 30, 2016 through and including March 31, 2017, a calculation based on the period beginning April 1, 2016 through and including the Test Date, divided by the number of calendar months within such period, multiplied by 12, and (b) if the Test Date occurs after March 31, 2017, such amount or ratio shall be calculated based on the 12-month period most recently ended.

“Treasury Management Agreement” means any agreement to provide cash management services, including treasury, depositing, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Treasury Management Obligations” means all obligations, indebtedness, and liabilities of Borrower and any Subsidiary, and each Affiliate thereof, arising under any Secured Treasury Management Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Borrower or any Subsidiary, or any Affiliate thereof, of any proceeding under any Debtor Relief Law naming Borrower, such Subsidiary or such Affiliate as the debtor in such proceeding, regardless of whether such interest, fees or other amounts are allowed claims in such proceeding.

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“Treasury Management Party” means any Person that is at the time it enters into a Treasury Management Agreement with Borrower or a Subsidiary of Borrower, a Lender or an Affiliate of a Lender, in its capacity as a party to such Treasury Management Agreement.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.02(g).

“Withholding Agent” means any Loan Party and the Administrative Agent.

1.02.       Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)       The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)       In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

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(c)       Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)       For purposes of Section 9.01, a breach of a financial covenant contained in Section 7.12 shall be deemed to have occurred as of any date of determination thereof by Administrative Agent or as of the last date of the specified measuring period, regardless of when the financial statements or the Compliance Certificate reflecting such breach are delivered to Administrative Agent and the Lenders.

1.03.       Accounting Terms.

(a)       Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)       Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower or the Required Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) Borrower shall provide to Administrative Agent and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04.       Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.       Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

1.06.       Letter of Credit Amounts. Unless otherwise specified herein the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07.       Pro Forma Calculations.For purposes of making any financial calculation set forth herein, such financial calculation shall be calculated in each case on a pro forma basis as follows: Investments, acquisitions, Dispositions, mergers and consolidations that have been made by Borrower or any other Loan Party during the reference period or subsequent to the reference period and on or prior to or simultaneously with the event for which the calculation of such financial calculation is made (the “Calculation Date”) shall be given pro forma effect as if all such Investments, acquisitions, Dispositions, mergers and consolidations (and all related financing transactions) had occurred on the first day of the reference period provided that Administrative Agent shall have received documentation satisfactory to Administrative Agent supporting the pro forma calculation of such financial calculation. Additionally, if since the beginning of such reference period any Person that subsequently became a Subsidiary of Borrower or was merged with or into Borrower or any Subsidiary of Borrower since the beginning of such reference period shall have made any Investment, acquisition, Disposition, merger or consolidation that would have required adjustment pursuant to this definition, then such financial calculation shall be calculated giving pro forma effect thereto for such reference period as if such Investment, acquisition, Disposition, merger or consolidation (and all related financing transactions) had occurred at the beginning of the reference period provided that Administrative Agent shall have received documentation satisfactory to Administrative Agent supporting the pro forma calculation of such financial calculation. Any Person that is a Subsidiary of Borrower on the Calculation Date will be deemed to have been a Subsidiary of Borrower at all times during the reference period, and any Person that is not a Subsidiary of Borrower on the Calculation Date will be deemed not to have been a Subsidiary of Borrower at any time during the reference period.

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ARTICLE II.
THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.       Loans.

(a)       Subject to the terms and conditions set forth herein, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Borrowing, (i) the Outstanding Amount of Revolving Loans and L/C Obligations shall not exceed the total Commitments, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, Borrower may borrow under this Section 2.01(a), prepay under Section 2.04, and reborrow under this Section 2.01(a). Notwithstanding anything to the contrary in this Agreement, on and after the Sixth Amendment Effective Date all Revolving Loans shall be Base Rate Loans, as further provided herein.

(b)       Subject to the terms and conditions set forth herein, each Lender severally agrees to make a loan to Borrower on the Sixth Amendment Effective Date (the loan made pursuant to this clause (b), the “Term Loan”) in the aggregate amount of $4,000,000. The Term Loan, once repaid or prepaid, may not be reborrowed. The Term Loan shall bear interest as provided in Section 2.07 and as otherwise provided herein.

2.02.       Borrowings, Conversions and Continuations of Loans.

(a)       Each Borrowing, each conversion of Revolving Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon Borrower’s irrevocable notice to Administrative Agent, which may be given in writing in the form of a Loan Notice (delivered by hand or facsimile or other electronic transmission, including email). Each such notice must be received by Administrative Agent not later than 11:00 a.m. (i) 3 Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, (ii) 1 Business Day prior to the requested date of any Borrowing of Base Rate Loans, and (iii) on the date of the Term Loan Borrowing, whereupon Administrative Agent shall give prompt notice to Lenders of such request and, in the case of Eurodollar Rate Loans, determine whether the requested Interest Period is acceptable to all of them. In the case of Eurodollar Rate Loans, not later than 11:00 a.m., 3 Business Days before the requested date of such Borrowing, conversion or continuation, Administrative Agent shall notify Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all Lenders. Each telephonic notice by Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery (by hand or facsimile or other electronic transmission, including email) to Administrative Agent of a written Loan Notice, appropriately completed and signed by a Responsible Officer of Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Section 2.03(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $250,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether Borrower is requesting a Borrowing, a conversion of Revolving Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If Borrower fails to specify a Type of Revolving Loan in a Loan Notice or if Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Revolving Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding the foregoing, on and after the Sixth Amendment Effective Date, Borrower shall not be permitted to request a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans, and all Revolving Loans shall be Base Rate Loans.

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(b)       Following receipt of a Loan Notice, Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by Borrower, Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), Administrative Agent shall make all funds so received available to Borrower in like funds as received by Administrative Agent either by (i) crediting the account of Borrower on the books of Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and acceptable to) Administrative Agent by Borrower; provided, however, that if, on the date the Loan Notice with respect to any Revolving Borrowing is given by Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing first, shall be applied, to the payment in full of any such L/C Borrowings, and second, shall be made available to Borrower as provided above.

(c)       Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Revolving Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders, and, during the existence of a Default, the Required Lenders may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans and Borrower agrees to pay all amounts due under Section 3.04 in accordance with the terms thereof due to any such conversion. On the Sixth Amendment Effective Date, all outstanding Eurodollar Rate Loans shall be converted to Base Rate Loans, and Borrower shall pay all amounts due under Section 3.04 in accordance with the terms thereof due to such conversion.

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(d)       Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, Administrative Agent shall notify Borrower and Lenders of any change in Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)       After giving effect to all Revolving Borrowings, all conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than five Interest Periods in effect with respect to Revolving Loans.

2.03.       Letters of Credit.

(a)       The Letter of Credit Commitment.

(i)       Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the L/C Expiration Date, to issue Letters of Credit for the account of Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (1) the Outstanding Amount of Revolving Loans and L/C Obligations shall not exceed the total Commitments, (2) the aggregate Outstanding Amount of Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations shall not exceed such Lender’s Commitment, and (3) the Outstanding Amount of the L/C Obligations shall not exceed the L/C Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)       The L/C Issuer shall not issue any Letter of Credit, if:

(A)       the expiry date of such requested Letter of Credit would occur more than 12 months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or

(B)       the expiry date of such requested Letter of Credit would occur after the L/C Expiration Date, unless all the Lenders have approved such expiry date.

(iii)       The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A)       any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

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(B)       the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer;

(C)       except as otherwise agreed by Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $50,000;

(D)       such Letter of Credit is to be denominated in a currency other than Dollars;

(E)       unless specifically provided for in this agreement, such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F)       a default of any Lender’s obligations to fund under Section 2.03(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with Borrower, such Lender or all other Lenders to eliminate the L/C Issuer’s risk with respect to such Lender.

(iv)       The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(v)       The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” or “Agent” as used in Article X included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

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(b)       Procedures for Issuance and Amendment of Letters of Credit.

(i)       Each Letter of Credit shall be issued or amended, renewed or extended, as the case may be, upon the request of Borrower delivered (by hand or facsimile or other electronic transmission (including email)) to the L/C Issuer (with a copy to Administrative Agent) in the form of a L/C Application, appropriately completed and signed by a Responsible Officer of Borrower. Such L/C Application must be received by the L/C Issuer and Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such L/C Application shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may require. Additionally, Borrower shall furnish to the L/C Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or Administrative Agent may require.

(ii)       Promptly after receipt of any L/C Application at the address set forth in Section 11.02 for receiving L/C Applications and related correspondence, the L/C Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such L/C Application from Borrower and, if not, the L/C Issuer will provide Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions in Article V shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii)       Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(iv)       No Letter of Credit may have an automatic renewal provision.

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(c)       Drawings and Reimbursements; Funding of Participations.

(i)       Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”) (if Borrower shall have received notice prior to 9:00 a.m. on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m. on the following Business Day after Borrower receives such notice), Borrower shall reimburse the L/C Issuer by payment to Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the total Commitments and the conditions set forth in Section 5.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)       Each Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available to Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to the L/C Issuer.

(iii)       With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.02 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)       Until each Lender funds its Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v)       Each Lender’s obligation to make Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 5.02 (other than delivery by Borrower of a Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

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(vi)       If any Lender fails to make available to Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d)       Repayment of Participations.

(i)       At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by Administrative Agent.

(ii)       If any payment received by Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)       Obligations Absolute. The obligation of Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)       any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

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(ii)       the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)       any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)       any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v)       any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the L/C Issuer. Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f)       Role of L/C Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which damages have been determined by a court of competent jurisdiction in a final and non-appealable judgment to have been caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

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(g)       Cash Collateral. Upon the request of Administrative Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the L/C Expiration Date, any L/C Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.04, 2.14, 2.15 and 9.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. Borrower hereby grants to Administrative Agent, for the benefit of the L/C Issuer and Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Administrative Agent.

(h)       Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i)       L/C Fees. Borrower shall pay to Administrative Agent for the account of each Lender in accordance, subject to Section 2.15 with its Applicable Percentage a L/C fee (the “L/C Fee”) for the issuance or extension of each Letter of Credit equal to the greater of (x) the Applicable Rate times the daily amount available to be drawn under such Letter of Credit and (y) $1,000. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. L/C Fees shall be due and payable upon the issuance or extension of each Letter of Credit. L/C Fees shall be (i) computed on a quarterly basis in arrears and (ii) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all accrued and unpaid L/C Fees shall bear interest at the Default Rate.

(j)       Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the first Business Day after the end of each March, June, September and December, in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the L/C Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such individual customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

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(k)       Conflict with Issuer Documents. In the event of any conflict between the terms of this Agreement and the terms of any Issuer Documents, the terms hereof shall control.

(l)       Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of Borrower, and that Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

2.04.       Prepayments.

(a)       Borrower may, upon notice to Administrative Agent in writing (delivered by hand or facsimile or other electronic transmission (including email)), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by Administrative Agent not later than 11:00 a.m. (A) 3 Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) 1 Business Day prior to any date of prepayment of Base Rate Loans or the Term Loan; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans or the Term Loan shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, whether such prepayment is to be applied to the Revolving Loans or the Term Loan, and, with respect to Revolving Loans, the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be repaid, the Interest Period(s) of such Eurodollar Rate Loans. Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by Borrower, Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.04. Each such prepayment shall be applied to the applicable Loans of Lenders in accordance with their respective Applicable Percentages.

(b)       If for any reason (including without limitation those arising from a reduction of the Borrowing Base described in Section 4.05) the aggregate Outstanding Amount of Revolving Loans and L/C Obligations at any time exceeds the total Commitments then in effect, Borrower shall immediately prepay Revolving Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.04(b) unless there remains any such excess after the prepayment in full of the Revolving Loans; and provided further, however, that the provisions of Section 4.06 shall control in the event that the reason for such excess is due to the redetermination of the Borrowing Base pursuant to Section 4.02 or Section 4.03.

(c)       Borrower may make a prepayment of Revolving Loans pursuant to Section 4.06.

(d)       On the fifteenth day of each calendar month, Borrower shall prepay the Revolving Loans in an amount equal to 50% of Excess Cash Flow for the previous calendar month, as reflected in the Excess Cash Flow Report. To effectuate the payment required under this Section 2.04(d), Mutual of Omaha, as the depository bank, shall, and Borrower hereby authorizes Mutual of Omaha to, initiate debit entries to any and all accounts held by Borrower or any Subsidiary thereof with Mutual of Omaha and to debit such payment amount from such accounts. This authorization to initiate debit entries shall remain in full force and effect until Administrative Agent terminates such arrangement. Borrower represents that Borrower or a Subsidiary thereof, or any one or more of them, is and will be the owner(s) of all funds in such accounts. Borrower, for itself and its Subsidiaries, acknowledges that (i) such debit entries may cause an overdraft of such accounts which may result in Mutual of Omaha’s refusal to honor items drawn on such accounts until adequate deposits are made to such account, and (ii) if a debit is not made the payment may be late or past due.

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2.05.       Termination or Reduction of Aggregate Maximum Credit Amounts. Borrower may, upon notice to Administrative Agent, terminate the Aggregate Maximum Credit Amounts, or from time to time permanently reduce the Aggregate Maximum Credit Amounts; provided that (a) any such notice shall be received by Administrative Agent not later than 11:00 a.m. 5 Business Days prior to the date of termination or reduction, (b) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $500,000 in excess thereof, (c) Borrower shall not terminate or reduce the Aggregate Maximum Credit Amounts if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Outstanding Amount of Revolving Loans and L/C Obligations would exceed the total Commitments, and (d) if, after giving effect to any reduction of the Aggregate Maximum Credit Amounts, the L/C Sublimit exceeds the total Commitments, the L/C Sublimit shall be automatically reduced by the amount of such excess. Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Maximum Credit Amounts. Any reduction of the Aggregate Maximum Credit Amounts shall be applied to the Maximum Credit Amount of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Maximum Credit Amounts shall be paid on the effective date of such termination.

2.06.       Repayment of Loans. Borrower shall repay to Lenders (a) on the Revolving Maturity Date the aggregate Outstanding Amount of Revolving Loans on such date and (b) on the Term Loan Maturity Date the aggregate Outstanding Amount of the Term Loan on such date.

2.07.       Interest.

(a)       Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the lesser of (A) the Eurodollar Rate for such Interest Period plus the Applicable Rate for Eurodollar Rate Loans or (B) the Maximum Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (A) the Base Rate plus the Applicable Rate for Base Rate Loans or (B) the Maximum Rate; and (iii) the Term Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the lesser of (A) the Base Rate plus the Applicable Rate for the Term Loan or (B) the Maximum Rate; provided, however, notwithstanding the foregoing clause (i), on and after the Sixth Amendment Effective Date, all Revolving Loans shall be Base Rate Loans.

(b)         i)          If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest, to the fullest extent permitted by applicable Laws, at a fluctuating interest rate per annum at all times equal to the Default Rate from the date of such nonpayment until such amount is paid in full.

(ii)       If any amount (other than principal of any Loan) payable by Borrower under any Loan Document is not paid when due (after passage of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

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(iii)       Upon the request of the Required Lenders, while any Event of Default exists, Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv)       Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)       Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.08.       Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03 and in Section 4.07:

(a)       Commitment Fee. Borrower shall pay to Administrative Agent for the account of the Lenders (to be paid by Administrative Agent to each Lender (other than any Defaulting Lender) in accordance with its Applicable Percentage), an aggregate commitment fee in an amount per annum equal to the Applicable Rate times the actual daily amount by which the total Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article V is not met, and shall be due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate on a per diem basis separately for each period during such quarter that such Applicable Rate was in effect.

(b)       Administrative Agent’s Fees. Borrower shall pay to Administrative Agent for Administrative Agent’s own account, fees in the amounts and at the times specified in any Fee Letter. Unless otherwise specified in the Fee Letter, such fees shall be fully earned when paid and shall be nonrefundable for any reason whatsoever.

(c)       Other Fees. Borrower shall pay Lenders such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.09.       Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.11(a), bear interest for one day. Each determination by Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

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2.10.       Evidence of Debt. b) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The accounts or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through Administrative Agent, Borrower shall execute and deliver to such Lender (through Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)       In addition to the accounts and records referred to in subsection (a), each Lender and Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit. In the event of any conflict between the accounts and records maintained by Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error.

2.11.       Payments Generally; Administrative Agent’s Clawback.

(a)       i) General. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon on the date specified herein. Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 noon shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(ii)       Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans or the Term Loan, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s share of such Borrowing, Administrative Agent may, at its option but without any obligation, assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans or the Term Loan, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, at its option but without any obligation, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to Administrative Agent, then the applicable Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its share of the applicable Borrowing to Administrative Agent, then the amount of its share of such applicable Borrowing so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to Administrative Agent.

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(iii)       Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of Lenders or the L/C Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (a) shall be conclusive, absent manifest error.

(b)       Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(c)       Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, purchase its participation or to make its payment under Section 11.04(c).

(d)       Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

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2.12.       Sharing of Payments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:

(i)       if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)       the provisions of this Section shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Obligations to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

2.13.       Collateral.

(a)       Mortgaged Properties. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents, Lender Swap Contracts and Secured Treasury Management Agreements and all obligations under Third Party Counterparty Swap Contracts shall be secured by a first and superior Lien, subject to Permitted Liens, against the entire Mineral Interest of each Loan Party in the Mortgaged Properties pursuant to the terms of one or more deeds of trust (each an “Oil and Gas Mortgage”), in favor of Administrative Agent for the ratable benefit of the Secured Parties which shall be in form and substance satisfactory to Administrative Agent. Within 30 days (or such longer time as determined by Administrative Agent) after Administrative Agent advises Borrower of (i) the failure for all oil and gas properties under mortgage to Administrative Agent to constitute at least 80% of the Recognized Value of all Proved Mineral Interests evaluated in the most recent Reserve Report delivered to Administrative Agent and (ii) the percentage shortfall thereof, Borrower shall execute or cause the other Loan Parties to execute Oil and Gas Mortgages covering additional Proved Mineral Interests having an aggregate Recognized Value sufficient to eliminate the deficiency.

(b)       Title Assurances. At any time any Loan Party is required to execute and deliver Oil and Gas Mortgages to Administrative Agent pursuant to this Section 2.13, such Loan Party shall also deliver to Administrative Agent such opinions of counsel (including, if so requested, title opinions addressed to Administrative Agent) or other evidence of title as Administrative Agent in its sole discretion shall deem necessary or appropriate to verify its title to such properties. Within 30 days (or such longer time as determined by Administrative Agent) after Administrative Agent advises Borrower that the oil and gas properties for which it has received title assurances acceptable to Administrative Agent is less than 80% of the Recognized Value of all Proved Mineral Interests evaluated in the most recent Reserve Report delivered to the Administrative Agent, Borrower shall provide additional title assurances to the Administrative Agent so that the Administrative Agent shall have received acceptable title assurances for at least 80% of the Recognized Value of all Proved Mineral Interests evaluated in such Reserve Report.

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(c)       Guaranty. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents, Lender Swap Contracts and Secured Treasury Management Agreements and all obligations under Third Party Counterparty Swap Contracts shall be unconditionally guaranteed by each Guarantor pursuant to a Guaranty, subject to any time periods for compliance set forth in Section 7.14 with respect to any Person that becomes a Material Domestic Subsidiary after the Closing Date.

(d)       Personal Property of Borrower and Domestic Subsidiaries. The payment and performance of the Notes and all of the other Obligations hereunder and under the Loan Documents shall also be secured by a first priority Lien, subject to Permitted Liens, against substantially all personal property now owned or hereafter acquired by Borrower and its Material Domestic Subsidiaries (subject to such exceptions set forth in the Collateral Documents), including 100% of all Equity Interests (but limited to 65% in the case of Equity Interests of a Foreign Subsidiary) now owned or hereafter acquired by Borrower and its Material Domestic Subsidiaries, pursuant to the terms of one or more agreements (each a “Security Agreement”) in favor of Administrative Agent for the ratable benefit of the Secured Parties, which shall be satisfactory in form and substance to Administrative Agent, subject to any time periods for compliance set forth in Section 7.14 with respect to any Person that becomes a Material Domestic Subsidiary after the Closing Date.

(e)       Concerning Third Party Counterparty Swap Contracts. Borrower may be a party to more than one Third Party Counterparty Swap Contract. In addition, there may be multiple Third Party Counterparties. However, at all times there shall only be one Approved Third Party Intercreditor Agreement. Accordingly, a condition of the Lenders for the addition of a Person as a Third Party Counterparty will be either the amendment of the then-existing Approved Third Party Intercreditor Agreement to add such Person thereto or the entry of all parties thereto and the new Person to a new Approved Third Party Intercreditor Agreement which replaces the then-existing Approved Third Party Intercreditor Agreement, as the Lenders in their discretion may determine.

2.14.       Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of Administrative Agent or the L/C Issuer (with a copy to Administrative Agent), Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.15(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)       Grant of Security Interest. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to Administrative Agent, for the benefit of the L/C Issuer, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of L/C Obligations, to be applied pursuant to clause (b) below. If at any time Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than Administrative Agent and the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Borrower will, promptly upon demand by Administrative Agent, pay or provide to Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

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(b)       Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.14 or Section 2.15 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)       Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the L/C Issuer’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.14 and shall be released by Administrative Agent following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided that, subject to Section 2.15, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided, further, that to the extent that such Cash Collateral was provided by Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

2.15.       Defaulting Lenders.

(a)       Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)       Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii)       Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by Administrative Agent from a Defaulting Lender pursuant to Section 11.08 shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.14; fourth, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.14; sixth, to the payment of any amounts owing to the Lenders or the L/C Issuer as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the L/C Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.15(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.15(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

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(iii)       Certain Fees.

(A)       No Defaulting Lender shall be entitled to receive any commitment fee under Section 2.08(a) for any period during which that Lender is a Defaulting Lender (and Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)       Each Defaulting Lender shall be entitled to receive L/C Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.14.

(C)       With respect to any L/C Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the L/C Issuer’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)       Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 5.02 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the sum of any Non-Defaulting Lender’s Outstanding Amount of Revolving Loans plus such Non-Defaulting Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

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(v)       Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under Law, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.14.

(b)       Defaulting Lender Cure. If Borrower, Administrative Agent and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.15(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)       New Letters of Credit. So long as any Lender is a Defaulting Lender, the L/C Issuer shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.       Increased Costs.

(a)       Increased Costs Generally. If any Change in Law shall:

(i)       impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Eurodollar Rate) or the L/C Issuer;

(ii)       subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such L/C Issuer or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the L/C Issuer or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, Borrower will pay to such Lender, the L/C Issuer or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the L/C Issuer or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b)       Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c)       Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer, with calculations attached, setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to Borrower, shall be conclusive absent manifest error. Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)       Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)       Reserves on Eurodollar Rate Loans. Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided Borrower shall have received at least 20 days’ prior notice (with a copy to Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 20 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 20 days from receipt of such notice.

3.02.       Taxes.

(a)       L/C Issuer. For purposes of this Section 3.02, the term “Lender” includes the L/C Issuer.

(b)       Payments Free of Taxes. Any and all payments by or on account of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

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(c)       Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)       Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate, with calculations attached, as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)       Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.06 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)       Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.02, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)       Status of Lenders.

(i)       Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.02(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)       Without limiting the generality of the foregoing,

(A)       any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(I)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)       executed originals of IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

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(IV)       to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-4, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-3 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)       if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

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(h)       Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes (including an amount refundable that such party elects to apply as a credit against other Taxes) as to which it has been indemnified pursuant to this Section 3.02 (including by the payment of additional amounts pursuant to this Section 3.02), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)       Survival. Each party’s obligations under this Section 3.02 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

3.03.       Mitigation Obligations; Replacement of Lenders.

(a)       Designation of a Different Lending Office. If any Lender requests compensation under Section 3.01, or requires Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02, then such Lender shall (at the request of Borrower) use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or Section 3.02, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)       Replacement of Lenders. If any Lender requests compensation under Section 3.01, or if Borrower is required to pay any Indemnified Taxes or any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.03(a), or if any Lender is a Defaulting Lender, then Borrower may replace such Lender in accordance with the terms of Section 11.14.

3.04.       Compensation for Losses. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

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(a)       any continuation, conversion, payment or prepayment of any Revolving Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Revolving Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)       any failure by Borrower (for a reason other than the failure of such Lender to make a Revolving Loan) to prepay, borrow, continue or convert any Revolving Loan other than a Base Rate Loan on the date or in the amount notified by Borrower; or

(c)       any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by Borrower pursuant to Section 11.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Revolving Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by Borrower to the Lenders under this Section 3.04, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate used in determining the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.05.       Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Borrower through Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such conversion, Borrower shall also pay accrued interest on the amount so converted.

3.06.       Inability to Determine Rates. If Administrative Agent determines that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.07.       Survival. All of Borrower’s obligations under this Article III shall survive termination of the Commitments and repayment of all other Obligations hereunder.

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ARTICLE IV.
BORROWING BASE

4.01.       Borrowing Base. The Borrowing Base shall represent the approval in their sole discretion of the Required Lenders or all Lenders, as applicable, of Administrative Agent’s determination of the maximum loan amount that may be supported by the Mortgaged Properties, based upon Lenders’ in-house evaluation of Mortgaged Properties. The determination of the Borrowing Base will be made in accordance with then-current practices, economic and pricing parameters, methodology, assumptions, and customary procedures and standards established by each Lender from time to time for its petroleum industry customers including without limitation (a) an analysis of such reserve and production data with respect to the Mineral Interests of the Loan Parties in all of their oil and gas properties, including the Mortgaged Properties, as is provided to Lenders in accordance herewith, (b) an analysis of the assets, liabilities, cash flow, business, properties, prospects, management and ownership of each Loan Party and its Affiliates, and (c) such other credit factors consistently applied as each Lender customarily considers in evaluating similar oil and gas credits. Borrower and Lenders acknowledge that (i) due to the uncertainties of the oil and gas extraction process, the Mortgaged Properties are not subject to evaluation with a high degree of accuracy and are subject to potential rapid deterioration in value, and (ii) for this reason and the difficulties and expenses involved in liquidating and collecting against the Mortgaged Properties, the determination of the maximum loan amount with respect to the Mortgaged Properties contains an equity cushion (asset value in excess of loan amount) which Borrower acknowledges to be essential for the adequate protection of Lenders. The Borrowing Base shall be $20,000,000 as of the Sixth Amendment Effective Date.

4.02.       Periodic Determinations of Borrowing Base. c) The Borrowing Base shall be redetermined as of April 30 and October 31 of each year until the last day of the Availability Period. On or before September 30 of each year, Borrower shall furnish Administrative Agent a Reserve Report as of the preceding June 30 prepared by one or more Approved Petroleum Engineers covering the Proved Mineral Interests in all of the oil and gas properties of Borrower and its Subsidiaries, including the Mortgaged Properties. On or before March 30 of each year, Borrower shall furnish Administrative Agent a Reserve Report as of the preceding December 31 prepared by one or more Approved Petroleum Engineers or Borrower’s own engineers (as approved by Administrative Agent) and certified by the President or other Responsible Officer of the Borrower covering the Proved Mineral Interests in all of the oil and gas properties of Borrower and its Subsidiaries, including the Mortgaged Properties. Upon receipt of each such Reserve Report, Administrative Agent shall make a determination of the Borrowing Base and the Monthly Reduction Amount which shall become effective upon approval by all Lenders in accordance with the procedure set forth in Section 4.04 and subsequent written notification from Administrative Agent to Borrower, and which, subject to the other provisions of this Agreement shall be the Borrowing Base and the Monthly Reduction Amount until the effective date of the next redetermination as provided in this Article IV.

(b)       In the event that Borrower does not furnish to Administrative Agent a Reserve Report by the dates specified in Section 4.02(a), then Administrative Agent and Lenders may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time to time thereafter in their sole discretion until Administrative Agent receives the relevant Reserve Report, whereupon Administrative Agent and Lenders shall redetermine the Borrowing Base as otherwise specified in this Article IV.

4.03.       Special Determinations of Borrowing Base. Special determinations of the Borrowing Base may be requested by Borrower not more than one time per calendar year or by Administrative Agent at the direction of Lenders not more than two times per calendar year. If any special determination is requested by Borrower, it shall be accompanied by engineering data for the oil and gas reserves included in the Mortgaged Properties brought forward from the most recent Reserve Report furnished by Borrower to Administrative Agent. If any special determination is requested by Administrative Agent, Borrower will provide Administrative Agent with engineering data for the oil and gas reserves included in the Mortgaged Properties updated from the most recent Reserve Report furnished to Administrative Agent, as soon as is reasonably possible following the request. The determination whether to increase or decrease the Borrowing Base and the Monthly Reduction Amount shall be made in accordance with the standards set forth in Section 4.01 hereof and the procedures set forth in Section 4.04 hereof. In the event of any special determination of the Borrowing Base pursuant to this Section, Administrative Agent in the exercise of its discretion may suspend the next regularly scheduled determination of the Borrowing Base.

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4.04.       General Procedures With Respect to Determination of Borrowing Base. Administrative Agent shall propose a redetermined Borrowing Base and a Monthly Reduction Amount following receipt by Administrative Agent and Lenders of a Reserve Report and other applicable information. After having received notice of such proposal from Administrative Agent, all Lenders shall have fifteen (15) days to agree or disagree with such proposal. At the end of such fifteen (15) day period, all Lenders shall not have communicated their approval or disapproval, such silence shall be deemed an approval, and Administrative Agent’s proposal shall be the new Borrowing Base and Monthly Reduction Amount. If, however, any Lender notifies Administrative Agent within such fifteen (15) days of its disapproval, Administrative Agent and all Lenders shall agree on a new Borrowing Base and Monthly Reduction Amount. If all Lenders cannot agree on the amount of the Borrowing Base or Monthly Reduction Amount, as applicable, within seven (7) days after Administrative Agent has been notified of their disapproval, then Administrative Agent shall propose a new redetermined Borrowing Base and a new Monthly Reduction Amount within fifteen (15) days after the end of such seven (7) day period and the foregoing process shall be repeated. This process shall be repeated until all Lenders agree on a new Borrowing Base and Monthly Reduction Amount. In taking the above actions, Administrative Agent and Lenders shall act in accordance with their normal and customary procedures for evaluating oil and gas reserves and other related assets as such exist at that particular time and will otherwise act in their sole discretion. Further, each Lender may consider such other credit factors as it deems appropriate which are consistent with its normal and customary procedures for evaluating oil and gas reserves. Without limiting the foregoing, Lenders may exclude any oil and gas reserves or portion of production therefrom or any income from any other property from the Borrowing Base, at any time, because title information is not satisfactory or such oil and gas reserves are not Mortgaged Properties.

4.05.       Borrowing Base Reduction.

(a)       At the time of any periodic or special redetermination of the Borrowing Base, Lenders reserve the right to establish an amount (the “Monthly Reduction Amount”) by which the Borrowing Base shall be automatically reduced effective on the first day of each successive calendar month until the next Borrowing Base redetermination. Lenders’ determination of the Monthly Reduction Amount shall be made in accordance with the standards specified in Section 4.01 hereof and the procedures specified in Section 4.04 hereof. As of the Sixth Amendment Effective Date, the Monthly Reduction Amount is $0. If the aggregate Outstanding Amount of Revolving Loans and L/C Obligations shall exceed the Borrowing Base solely because of the reduction of the Borrowing Base by the Monthly Reduction Amount, Borrower shall make a single lump sum payment within 30 days of Borrower receiving notice from Lenders in an amount sufficient to reduce the aggregate Outstanding Amount of Revolving Loans and L/C Obligations to or below the Borrowing Base.

(b)       If any Swap Contract is terminated or not fully performed for any reason, the Borrowing Base shall be reduced by the amount of the Recognized Value given such Swap Contract in the then current Borrowing Base as determined by the Required Lenders in their discretion in accordance with the standards set forth in Section 4.01. Any redetermination pursuant to this Section 4.05(b) shall not be considered a special determination requested by Administrative Agent within the meaning specified in Section 4.03.

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(c)       The Borrowing Base shall be reduced if the aggregate value of Asset Dispositions in any calendar year exceeds 5% of the then existing Borrowing Base as provided in Section 8.05(i). The amount of the reduction shall equal the Recognized Value of the assets included in such Asset Disposition, as determined by Administrative Agent, in the then current Borrowing Base. Any redetermination pursuant to this Section 4.05(c) shall not be considered a special determination requested by Administrative Agent within the meaning of Section 4.03.

4.06.       Borrowing Base Deficiency.

(a)       If, at any time, the aggregate Outstanding Amount of Revolving Loans and L/C Obligations exceed the amount of the Borrowing Base then in effect (a “Borrowing Base Deficiency”) because of a periodic or special determination made pursuant to Section 4.02 or Section 4.03 hereof (or a periodic or special redetermination combined with the Monthly Reduction Amount), then Administrative Agent shall notify Borrower of the same (a “Borrowing Base Deficiency Notice”), and Borrower shall within 30 days following receipt of such Borrowing Base Deficiency Notice elect whether to (i) prepay an amount which would, if prepaid immediately, reduce the aggregate Outstanding Amount of Revolving Loans and L/C Obligations to the amount of the Borrowing Base, (ii) mortgage (or cause a Guarantor to mortgage such other oil and gas properties as are acceptable to the Required Lenders), pursuant to Collateral Documents acceptable to Administrative Agent having present values which, in the opinion of the Required Lenders, based upon the Required Lenders’ evaluation of the engineering data provided them, taken in the aggregate are sufficient to increase the Borrowing Base to an amount at least equal to the aggregate Outstanding Amount of Revolving Loans and L/C Obligations, or (iii) do any combination of the foregoing as is acceptable to Administrative Agent. If Borrower fails to make an election within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice, then Borrower shall be deemed to have selected the prepayment option specified in clause (i) above.

(b)       Borrower shall deliver such prepayments or mortgages of additional oil and gas properties in accordance with its election (or deemed election) pursuant to Section 4.06(a) as follows:

(i)       Prepayment Elections. If Borrower elects (or is deemed to have elected) to prepay an amount in accordance with Section 4.06(a)(i) above, then Borrower may make such prepayment in one installment within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice or in 6 equal consecutive monthly installments beginning within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter.

(ii)       Elections to Mortgage Additional Oil and Gas Properties. If Borrower elects to mortgage additional oil and gas properties in accordance with Section 4.06(a)(ii) above, then (1) such property shall be acceptable to Administrative Agent and the Required Lenders with values determined by Administrative Agent and the Required Lenders in accordance with this Article IV and (2) Borrower or such Guarantor shall execute, acknowledge and deliver to Administrative Agent security instruments acceptable to Administrative Agent within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by Administrative Agent); provided, however (x) if none of the additional oil and gas properties offered by Borrower are acceptable to the Required Lenders, Borrower shall be deemed to have elected the prepayment option specified in Section 4.06(a)(i) (and Borrower shall make such prepayment in accordance with Section 4.06(b)(i)); and (y) if the aggregate present values of additional oil and gas properties which are acceptable to the Required Lenders are insufficient to eliminate the Borrowing Base Deficiency, then Borrower shall be deemed to have selected the option specified in Section 4.06(a)(iii) (and Borrower shall make prepayment and deliver security instruments as provided in Section 4.06(b)(iii)).

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(iii)       Combination Elections. If Borrower elects (or is deemed to have elected) to eliminate the Borrowing Base Deficiency by a combination of prepayment and mortgaging of additional oil and gas properties in accordance with Section 4.06(a)(iii), then within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice (or such longer time as determined by Administrative Agent), Borrower shall (or shall cause a Guarantor to) execute, acknowledge and deliver to Administrative Agent security instruments acceptable to Administrative Agent covering such additional oil and gas properties and pay Administrative Agent the amount by which the Borrowing Base Deficiency exceeds the present values of such additional oil and gas properties in one installment within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice or in 6 equal consecutive monthly installments beginning within 30 days after Borrower’s receipt of the Borrowing Base Deficiency Notice and continuing on the same day of each month thereafter.

4.07.       Borrowing Base Increase Fee. A fee shall be paid to Administrative Agent for the account of the Lenders for each incremental increase in the new Borrowing Base over the previously existing Borrowing Base, in the amount set forth in the Fee Letter. There shall be no obligation imposed upon Borrower to accept an increase of the Borrowing Base proposed by Lenders. However, if Borrower accepts the increase in the Borrowing Base, the fee shall be due and payable immediately and without regard as to whether Borrower ever borrows the increased amount available under such new Borrowing Base. Determinations of when a fee is due shall be made by Administrative Agent and shall be conclusive and binding on the parties absent manifest error.

4.08.       Mortgage of Additional Properties. Borrower may from time to time upon written notice to Administrative Agent propose to add oil and gas properties of Borrower or any other Loan Party as Mortgaged Properties to be included in the Borrowing Base. Any such proposal shall be accompanied by a Reserve Report applicable to such properties that conforms with the requirements of this Agreement and evidence sufficient to establish that Borrower or such other Loan Party, as applicable, has title to such properties. Any such addition shall become effective at such time as (i) Administrative Agent, with the approval of all of the Lenders, has made a determination of the amount by which the Borrowing Base would be increased as the result of such addition, (ii) the conditions set out in Article IV hereof, to the extent they are applicable to such additional properties, have been satisfied, (iii) if requested by Administrative Agent, Administrative Agent shall have received an Affidavit of Payment of Trade Bills, Property Certificates, a Title Indemnity Agreement and a Reconciliation Schedule with respect to such additional properties, (iv) Oil and Gas Mortgages duly executed by the applicable Loan Party have been delivered to Administrative Agent, and (v) arrangements satisfactory to Administrative Agent have been made with respect to payment of recording fees and taxes, as applicable. In determining the increase in the Borrowing Base pursuant to this Section, Administrative Agent and Lenders shall apply the parameters and other credit factors set forth in this Article IV. A proposal by Borrower pursuant to this Section 4.08 shall constitute a request for a special determination of the Borrowing Base for purposes of Section 4.03 (a).

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ARTICLE V.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

5.01.       Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)       Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to Administrative Agent:

(i)       executed counterparts of this Agreement, all Collateral Documents and each Guaranty, sufficient in number for distribution to Administrative Agent, each Lender and Borrower;

(ii)       a Note executed by Borrower in favor of each Lender requesting a Note;

(iii)       such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(iv)       such documents and certifications as Administrative Agent may require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v)       an opinion of counsel to the Loan Parties acceptable to Administrative Agent addressed to Administrative Agent and each Lender, as to the matters set forth in Exhibit E and such other matters concerning the Loan Parties and the Loan Documents as Administrative Agent may reasonably request and in form and substance satisfactory to Administrative Agent;

(vi)       a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are required;

(vii)       a certificate signed by a Responsible Officer of Borrower certifying (A) that the conditions specified in Sections 5.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since September 30, 2013 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(viii)       evidence that all insurance required to be maintained by Section 7.07 hereof has been obtained and is in effect;

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(ix)       an affidavit in the form of Exhibit F attached hereto (the “Affidavit of Payment of Trade Bills”) containing the information as provided therein;

(x)       certificates (whether one or more, the “Property Certificates”) for each producing oil and gas lease, well or unit, as appropriate, relating to the oil and gas properties described in an Oil and Gas Mortgage, which Property Certificates shall be in the form of Exhibit G attached hereto containing the information as provided therein;

(xi)       title opinions and/or other title information and data acceptable to Administrative Agent covering not less than 80% of Recognized Value of all oil and gas properties evaluated in the most recent Reserve Report, reflecting title to the Mineral Interests of the Loan Parties in such oil and gas properties which is acceptable to Administrative Agent, and these title assurances shall include a title indemnity from Borrower (the “Title Indemnity Agreement”);

(xii)       engineering report and other reserve information covering the oil and gas properties of the Loan Parties, including a Reserve Report acceptable to Administrative Agent prepared by one or more Approved Petroleum Engineers, and such other reports and due diligence materials as Administrative Agent and Lenders may reasonably request;

(xiii)       a duly completed Compliance Certificate as of the last day of the fiscal quarter of Borrower most recently ended prior to the Closing Date, signed by a Responsible Officer of Borrower;

(xiv)       such environmental information regarding the Mortgaged Properties as Administrative Agent may request;

(xv)       a schedule of Swap Contracts then in force and effect;

(xvi)       Uniform Commercial Code, judgment and tax lien searches in such jurisdictions as may be reasonably required by Administrative Agent evidencing the absence of Liens except for Liens being released on the Closing Date and Permitted Liens; and

(xvii)       such other assurances, certificates, documents, consents or opinions as Administrative Agent, the L/C Issuer or the Required Lenders may reasonably require.

(b)       Any fees required to be paid on or before the Closing Date shall have been paid, including, unless waived by Administrative Agent, Borrower shall have paid all fees, charges and disbursements of counsel to Administrative Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between Borrower and Administrative Agent).

(c)       The Closing Date shall have occurred on or before January 31, 2014.

(d)       There shall not have occurred any material disruption or material adverse change in the financial, banking, or capital markets which Administrative Agent reasonably deems to materially impair the syndication of this credit facility.

Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

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5.02.       Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)       The representations and warranties of Borrower and each other Loan Party contained in Article VI or any other Loan Document shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (except to the extent such representations and warranties are qualified by materiality, in which case they shall be true and correct in all respects) as of such earlier date, and except that for purposes of this Section 5.02, the representations and warranties contained in subsections (a), (b) and (c) of Section 6.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 (provided that if any Material Domestic Subsidiary exists, such representations and warranties shall refer to the consolidated balance sheets of Borrower and its Subsidiaries and the consolidating balance sheets of Borrower and its Material Domestic Subsidiaries, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows most recently furnished pursuant to Section 7.01(a) or (b), as applicable).

(b)       No Default or Material Adverse Effect shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)       Administrative Agent and, if applicable, the L/C Issuer shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)       After giving effect to the Credit Extension so requested, the aggregate Outstanding Amount of Revolving Loans and L/C Obligations shall not exceed the Borrowing Base in effect as of such date.

(e)       Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or the Required Lenders may reasonably request.

(f)       A Credit Extension for the future acquisition of interests in oil and gas properties shall be further subject to the satisfaction (in the opinion of Administrative Agent), unless waived in writing by Administrative Agent, of each of the following conditions:

(i)       Administrative Agent shall have received (i) a true and complete executed copy of each of the acquisition documents for such transaction (the “Future Acquisition Documents”); (ii) original counterparts or copies, certified as true and complete, of the assignments, deeds and leases for all of the properties subject to the Future Acquisition Documents; and (iii) such other related documents and information as Administrative Agent shall have reasonably requested with respect to the transaction contemplated by the Future Acquisition Documents.

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(ii)       Administrative Agent shall have received a certificate of Borrower certifying (i) that Borrower is concurrently consummating the acquisition contemplated by the Future Acquisition Documents and all material conditions precedent thereto have been satisfied in all material respects by all of the parties thereto; (ii) as to the amount of the final purchase price for the properties subject to the Future Acquisition Documents after giving effect to all adjustments as of the closing date as contemplated by the Future Acquisition Documents and specifying, by category, the amount of such adjustment; (iii) that attached thereto is a true and complete list of all of the properties subject to the Future Acquisition Documents which are being acquired by Borrower; (iv) that attached thereto is a true and complete list of properties subject to the Future Acquisition Documents which have been excluded from the acquisition pursuant to the terms of the Future Acquisition Documents, specifying with respect thereto the basis of exclusion as (1) title defect, (2) preferential purchase right, (3) environmental, (4) casualty loss, or (5) other (which is to be explained); (v) that attached thereto is a true and complete list of all properties subject to the Future Acquisition Documents for which any seller has elected to cure a title defect, specifying the nature of that title defect and the time frame within which it is expected to be cured, (vi) that attached thereto is a true and complete list of all properties subject to the Future Acquisition Documents for which any seller has elected to remediate an adverse environmental condition; and (vii) that attached thereto is a true and complete list of all properties subject to the Future Acquisition Documents which are currently pending final decision by a third party regarding purchase of such property in accordance with any preferential right. Borrower shall deliver a preliminary draft of such certificate not less than three (3) days prior to the proposed closing of the acquisition.

(iii)       Borrower shall have mortgaged the properties acquired by the Future Acquisition Documents to Administrative Agent for the ratable benefit of the Secured Parties, pursuant to the terms of one or more Oil and Gas Mortgages. In connection therewith, Administrative Agent shall have received evidence satisfactory to it that all Liens against such properties have been released or terminated and that arrangements satisfactory to Administrative Agent have been made for recording and filing of such releases. In addition, if requested by Administrative Agent, Borrower shall have provided Administrative Agent with an Affidavit of Payment of Trade Bills, a Property Certificate and a Reconciliation Schedule with respect to the properties being acquired by the Future Acquisition Documents.

(iv)       Borrower shall have delivered to Administrative Agent title information and data reasonably acceptable to Administrative Agent relating to title to the Mineral Interests in the properties being acquired pursuant to the Future Acquisition Documents. These title assurances shall include a Title Indemnity Agreement, and such post-closing title work as Administrative Agent may request.

Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) submitted by Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 5.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

5.03.       Additional Conditions to Credit Extensions after the Third Amendment Effective Date. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Revolving Loans to the other Type, or a continuation of Eurodollar Rate Loans) at any time after the Third Amendment Effective Date is further subject to the condition precedent that after giving effect to the Credit Extension so requested, Borrower shall have Liquidity of at least $2,500,000, in each case as reflected in the most recent financial statements of Borrower delivered to Administrative Agent pursuant to Section 7.01(b).

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ARTICLE VI.
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Administrative Agent and the Lenders that:

6.01.       Existence, Qualification and Power; Compliance with Laws. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate or limited liability company power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws; except in each case referred to in clause (b)(i), (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.02.       Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) breach, contravene, or create any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or by which such Person or the properties of such Person or any of its Subsidiaries is bound or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law. Each Loan Party and each Subsidiary thereof is in compliance with all Contractual Obligations referred to in clause (b)(i), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.03.       Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document other than (i) the recording and filing of the security instruments as required by this Agreement, (ii) those third party approvals or consents, which, if not made or obtained, would not cause a Default hereunder, and could not reasonably be expected to have a Material Adverse Effect or do not have an adverse effect on the enforceability of the Loan Documents, and (iii) those consents, approvals or filings that are customarily obtained after the closing of an acquisition of Mineral Interests.

6.04.       Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor’s rights generally or by equitable principles relating to enforceability (whether enforcement is sought in equity or at law).

6.05.       Financial Statements; No Material Adverse Effect. d) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, in each case, to the extent required by GAAP.

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(b)       The unaudited consolidated balance sheets of Parent, Borrower and its Subsidiaries dated September 30, 2013, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of Parent, Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)       To the knowledge of Borrower, since September 30, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

6.06.       Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Borrower after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as specifically disclosed in Schedule 6.06, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect, and there has been no adverse change in the status, or financial effect on any Loan Party or any Subsidiary thereof, of the matters described on Schedule 6.06.

6.07.       No Default. No Loan Party is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

6.08.       Ownership of Property; Liens. Each Loan Party (i) has good record and defensible title to the Mineral Interests evaluated in the most recently delivered Reserve Report, except for Permitted Liens, and (ii) good title to the personal property used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of each Loan Party is subject to no Liens, other than Permitted Liens.

6.09.       Environmental Compliance. Borrower and its Subsidiaries have conducted in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties operated by Borrower or any Subsidiary, and as a result thereof Borrower has reasonably concluded that, except as specifically disclosed in Schedule 6.09, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.10.       Insurance. The properties of the Loan Parties are insured with financially sound and reputable insurance companies not Affiliates of any Loan Party, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate. As to all improved real property Collateral located in a special flood hazard area, (i) the Administrative Agent has received (x) such flood hazard determination forms, notices and confirmations thereof, and effective flood hazard insurance policies required pursuant to Section 7.07, (ii) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (iii) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any property into or out of special flood hazard area.

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6.11.       Taxes. The Loan Parties have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. To the knowledge of Borrower, there is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect.

6.12.       ERISA Compliance. e) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

(b)       There are no pending or, to the knowledge of Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)       (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

6.13.       Subsidiaries. As of the Closing Date, Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 6.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 6.13 free and clear of all Liens other than Permitted Liens. Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 6.13. All of the outstanding Equity Interests in Borrower have been validly issued and are fully paid and nonassessable and as of the Closing Date are owned by Parent in the amounts specified on Part (c) of Schedule 6.13 free and clear of all Liens other than Permitted Liens.

6.14.       Margin Regulations; Investment Company Act. f) Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of Borrower only or of Borrower and its Subsidiaries on a consolidated basis) will be margin stock.

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(b)       None of Borrower, any Person Controlling Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

6.15.       Disclosure. Borrower has disclosed to Administrative Agent and Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement or certificate furnished by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

6.16.       Compliance with Laws. Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.17.       Intellectual Property; Licenses, Etc.The Loan Parties own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the knowledge of Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

6.18.       Rights in Collateral; Priority of Liens. Borrower and each other Loan Party own or have rights in the property granted by it as Collateral under the Collateral Documents, free and clear of any and all Liens except Permitted Liens. Upon the proper filing of the Oil and Gas Mortgages and UCC financing statements, and the taking of the other actions contemplated by the Collateral Documents, the Liens granted pursuant to the Collateral Documents will constitute valid and enforceable first, prior and perfected Liens on the Collateral in favor of Administrative Agent for the ratable benefit of the Secured Parties, except for Permitted Liens.

6.19.       Concerning the Mortgaged Properties. The Mortgaged Properties are described in and covered by the Reserve Reports which have previously been delivered to and relied upon by Administrative Agent and Lenders in connection with this Agreement, and the Loan Parties own at least the decimal percentage Mineral Interest in such properties as specified in such Reserve Reports. Borrower has provided Administrative Agent with title information and title data acceptable to Administrative Agent reflecting title to the Mineral Interests of the Loan Parties in those Mortgaged Properties which represent at least 80% of the Recognized Value of the Loan Parties’ Mineral Interests in those Mortgaged Properties included in the Borrowing Base.

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6.20.       Swap Contract. Except as set forth on Schedule 6.20, no Loan Party is a party or subject to any Swap Contract on the Closing Date. Each report required to be delivered pursuant to Section 7.02(a) sets forth a true and complete list of all Swap Contracts of Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support documents relating thereto (including any margin required or supplied) and the counterparty to each such agreement.

6.21.       Engineering Reports. Each Loan Party executing an Oil and Gas Mortgage owns or will own the net interest and production attributable to the wells and units evaluated in each Reserve Report it has previously furnished to Administrative Agent, except such as may result after the delivery of such Reserve Report from customary provisions of operating agreements requiring parties thereto to pay the share of costs of a defaulting party or allowing for the acquisition of the interests of any nonparticipating parties. The ownership of such properties shall not in the aggregate in any material respect obligate such Loan Party to bear costs and expenses relating to the maintenance, development and operations of such properties in an amount materially in excess of the working interests of such properties as shown in such Reserve Report, except as may result, after the delivery of such Reserve Report, from customary provisions of operating agreements requiring or allowing the parties thereto to pay the share of costs of a non-consenting party so long as Borrower promptly notifies Administrative Agent thereof. Each Loan Party executing an Oil and Gas Mortgage has paid all royalties payable under the oil and gas leases to which it is an operator, except to those contested in accordance with the terms of the applicable joint operating agreement or otherwise contested in good faith by appropriate proceedings. Upon delivery of each Reserve Report furnished to Lenders pursuant to Section 7.02(c) hereof, the statements made in the preceding sentences of this Section 6.21 shall be true with respect to such Reserve Reports.

6.22.       Gas Balancing Agreements and Advance Payment Contracts. As of the Closing Date, (a) there is no Material Gas Imbalance, and (b) the aggregate amount of all Advance Payments received by any Loan Party under Advance Payment Contracts which have not been satisfied by delivery of production does not exceed $100,000.

6.23.       OFAC. No Loan Party nor any Affiliate of a Loan Party: (a) is a Sanctioned Person, (b) owns assets in Sanctioned Entities, or (c) derives its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. None of the proceeds of any Loan will be used or have been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

6.24.       Solvency. The Borrower is Solvent.

ARTICLE VII.
AFFIRMATIVE COVENANTS

Until the Release Date, Borrower shall, and shall (except in the case of the covenants set forth in Sections 7.01, 7.02, and 7.03) cause each Subsidiary to:

7.01.       Financial Statements. Deliver to Administrative Agent a sufficient number of copies for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

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(a)       as soon as available, but in any event within 120 days after the end of each fiscal year of Borrower (commencing with the fiscal year ended June 30, 2014), (i) (A) a consolidated balance sheet of Parent, Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, or (B) if Parent owns any Material Non-Cash Assets and Administrative Agent so requires in its sole discretion, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, and (ii) if any Material Domestic Subsidiary exists, a consolidating balance sheet of Borrower and its Material Domestic Subsidiaries as at the end of such fiscal year, and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year; in each case, setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements delivered pursuant to clause (i) above to be audited and accompanied by a report and opinion of an independent certified public accountant firm of nationally recognized standing acceptable to Administrative Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and such consolidating statements delivered pursuant to clause (ii) above, if applicable, to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries; and

(b)       as soon as available, but in any event within 30 days after the end of each calendar month (commencing with the calendar month ended March 31, 2016), (i) (A) a consolidated balance sheet of Parent, Borrower and its Subsidiaries as at the end of such calendar month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar month and for the portion of the fiscal year then ended, or (B) if Parent owns any Material Non-Cash Assets and Administrative Agent so requires in its sole discretion, a consolidated balance sheet of Borrower and its Subsidiaries as at the end of such calendar month, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such calendar month and for the portion of the fiscal year then ended, and (ii) if any Material Domestic Subsidiary exists, a consolidating balance sheet of Borrower and its Material Domestic Subsidiaries as at the end of such calendar month, and the related consolidating statements of income or operations, shareholders’ equity and cash flows for such calendar month and for the portion of the fiscal year then ended, in each case, all in reasonable detail, such consolidated statements delivered pursuant to clause (i) above to be certified by a Responsible Officer of Borrower as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Parent (if applicable), Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes and such consolidating statements delivered pursuant to clause (ii) above, if applicable, to be certified by a Responsible Officer of Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the consolidated financial statements of Borrower and its Subsidiaries.

7.02.       Certificates; Other Information. Deliver to Administrative Agent a sufficient number of copies for delivery by Administrative Agent to each Lender, in form and detail satisfactory to Administrative Agent and the Required Lenders:

(a)       concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of Borrower and a summary of all Swap Contracts permitted by Section 8.09 entered into by any Loan Party, including the material terms thereof (the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto not listed on Schedule 6.20, any margin required or supplied under any credit support document, and a counterparty to each such agreement;

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(b)       promptly after any request by Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of Borrower by independent accountants in connection with the accounts or books of Borrower or any Subsidiary, or any audit of any of them;

(c)       (i) on or before September 30 of each year, a Reserve Report prepared by one or more Approved Petroleum Engineers evaluating the oil and gas properties of Borrower and its Subsidiaries as of the immediately preceding June 30, (ii) on or before March 30 of each year, a Reserve Report prepared by one or more Approved Petroleum Engineers or Borrower’s own engineers (as approved by Administrative Agent) and certified by a Responsible Officer of Borrower evaluating the oil and gas properties of Borrower and its Subsidiaries as of the immediately preceding December 31, (iii) with each Reserve Report, a schedule comparing the net revenue interests of each well, lease or unit mortgaged to Administrative Agent as reflected on each applicable Collateral Document, to the net revenue interests for such properties reflected in the Reserve Report, along with an explanation as to any material discrepancies between the two net revenue interest disclosures, and a certification by a Responsible Officer of Borrower that, as required by Section 2.13(a), the Recognized Value of all oil and gas properties under mortgage to Administrative Agent is not less than 80% of the Recognized Value of all oil and gas properties evaluated in the most recent Reserve Report or, if less than 80%, that Borrower is executing or causing the other Loan Parties to execute Oil and Gas Mortgages covering additional proved properties having an aggregate Recognized Value sufficient to eliminate the deficiency, and (iv) with each Reserve Report, a copy of the financial projections, including a budget for capital expenditures, for the Borrower for the following fiscal year, in format and with such detail as is acceptable to the Administrative Agent;

(d)       as soon as available and in any event not later than 30 days after the end of each month, internally prepared production reports certified by the President or other Responsible Officer of Borrower showing for each of the Mortgaged Properties for the month covered thereby all production of oil, gas and other hydrocarbons therefrom during the subject month, all proceeds received during the subject month from the sale of production from such properties, all expenses incurred during the subject month attributable to such properties, a description of all material operations conducted on such properties since the last monthly report, and such other information as Administrative Agent may reasonably request;

(e)       promptly after Borrower has notified Administrative Agent of any intention by Borrower to treat Loans and/or Letters of Credit as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(f)       promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower, and copies of all annual, regular, periodic and special reports and registration statements which Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to Administrative Agent pursuant hereto;

(g)       promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 7.01 or any other clause of this Section 7.02;

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(h)       simultaneously with the delivery of each Reserve Report per Section 7.02(c), and promptly following written request given by Administrative Agent at any other time, a list of the names and addresses of the first purchasers of production and the operators of the properties which are listed in the Reserve Report being provided (or the most recent Reserve Report provided, as applicable);

(i)       promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and

(j)       in the event the Borrower or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any oil or gas properties or any Equity Interests in any Subsidiary included in the most recently delivered Reserve Report during any period between two successive determination dates of the Borrowing Base, having a fair market value, individually or in the aggregate, in excess of $100,000, prior written notice of such disposition, the price thereof, the anticipated date of closing, and any other details thereof requested by the Administrative Agent or any Lender;

(k)       promptly, and in any event within five Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of organization, articles of incorporation, partnership agreement, bylaws, limited liability company agreement, or any preferred stock designation or any other organic document of the Borrower or any Subsidiaries;

(l)       within 30 days after the end of each calendar month, an accounts payable aging report, in form and substance satisfactory to Administrative Agent;

(m)       within 15 days after the end of each calendar month, an Excess Cash Flow Report;

(n)       within 7 days after the end of each calendar week, a 13-week rolling operating budget and cash flow forecast (a “13-Week Budget”), which shall (i) detail all sources and uses of cash in connection with the operation of Borrower’s business during such 13-week period and (ii) include a summary of any significant changes in such 13-Week Budget from the prior 13-Week Budget most recently delivered to Administrative Agent, each in form and substance satisfactory to Administrative Agent;

(o)       concurrently with the delivery of the financial statements referred to in Section 7.01(a), an annual Borrower-prepared operating budget for the fiscal year in which such budget is due, including at a minimum an income statement, balance sheet, cash flow statement and capital expenditure plan of Borrower; and

(p)       promptly, such additional information regarding the business, financial or corporate affairs of Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a) or (b) or Section 7.02(f) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto on Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether the SEC website, a commercial, third-party website or website sponsored by Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such documents to Administrative Agent or any Lender if Administrative Agent or such Lender requests Borrower to deliver such paper copies, until a written request to cease delivering paper copies is given by Administrative Agent or such Lender and (ii) Borrower shall notify Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(a) to Administrative Agent. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

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Borrower hereby acknowledges that (a) Administrative Agent will make available to Lenders and the L/C Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks, Debt Domain, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower or its securities) (each, a “Public Lender”). Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information”.

7.03.       Notices. Promptly notify Administrative Agent:

(a)       of the occurrence of any Default;

(b)       of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)       of the occurrence of any ERISA Event; and

(d)       of any material change in accounting policies or financial reporting practices by any Loan Party.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

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7.04.       Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) nonpayment would not reasonably be expected to have a Material Adverse Effect or (ii) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Permitted Lien); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

7.05.       Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

7.06.       Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

7.07.       Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies not Affiliates of Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons; and (b) use commercially reasonable efforts to cause the operator of its oil and gas properties to keep its oil and gas properties insured at all times against risks and to the extent that like properties are customarily insured by other operators engaged in the same or similar activities. The loss payable clauses or provisions in said insurance policy or policies insuring any of the collateral for the Loans shall be endorsed in favor of and made payable to the Administrative Agent as its interests may appear and such policies shall name the Administrative Agent as “additional insured” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Administrative Agent. Borrower shall deliver to Administrative Agent certificates of insurance on the Closing Date and thereafter as and when requested by Administrative Agent. Without limiting the foregoing, the Borrower shall and shall cause each appropriate Loan Party to (i) maintain, if available, fully paid flood hazard insurance on all real property Collateral that is located in a special flood hazard area, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994 or as otherwise required by the Administrative Agent, (ii) furnish to the Administrative Agent evidence of the renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof, and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area.

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7.08.       Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

7.09.       Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over Borrower or such Subsidiary, as the case may be.

7.10.       Inspection Rights. Permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of Borrower and no more than once per year unless an Event of Default has occurred and is continuing, upon reasonable advance notice to Borrower; provided, however, that when an Event of Default exists Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours and without advance notice. With respect to properties or wells not operated by a Loan Party, Borrower’s obligation shall be limited to making reasonable efforts to provide such access subject to Contractual Obligations applicable to Loan Parties related to such access by Loan Parties or their representatives.

7.11.       Use of Proceeds. Use the proceeds of Revolving Loans solely for general corporate purposes not in contravention of any Law or any Loan Document. Use the proceeds of the Term Loan solely for paying all amounts due under the Oasis Note as of the Sixth Amendment Effective Date.

7.12.       Financial Covenants.

(a)       Current Ratio. Maintain on a consolidated basis, as of the end of each fiscal quarter of Borrower, a Current Ratio of at least 1.00 to 1.00.

(b)       Leverage Ratio. Maintain a Leverage Ratio, calculated as of the end of each Test Period commencing with the Test Period ending March 31, 2017, of not greater than 3.50 to 1.00.

(c)       Interest Coverage Ratio. Maintain an Interest Coverage Ratio of at least 2.50 to 1.00. This ratio shall be calculated at the end of each Test Period.

(d)       Minimum Liquidity. Maintain a minimum Liquidity, as of the end of each calendar month, of not less than (i) for the period from the Sixth Amendment Effective Date through and including December 31, 2017, $1,500,000 and (ii) beginning January 1, 2017 and thereafter, 10% of the Borrowing Base then in effect.

7.13.       Title Data. In addition to the other title information requirements of this Agreement, upon the request of Required Lenders, cause to be delivered to Administrative Agent such title opinions and other title information regarding title to Mineral Interests in oil and gas properties owned by Borrower and any other Loan Party as are appropriate to determine the status thereof.

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7.14.       Additional Subsidiaries. Notify Administrative Agent at the time that any Person becomes a Material Domestic Subsidiary, and promptly thereafter (and in any event within thirty (30) days) cause such Person to (a) comply with the provisions of Section 2.13, and (b) deliver to Administrative Agent documents of the types referred to in clauses (iii) and (iv) of Section 5.01(a) and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to Administrative Agent.

7.15.       Collateral Records. Execute and deliver promptly, and to cause each other Loan Party to execute and deliver promptly, to Administrative Agent, from time to time, solely for Administrative Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Administrative Agent may reasonably require designating, identifying or describing the Collateral. The failure by Borrower or any other Loan Party, however, to promptly give Administrative Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.

7.16.       Security Interests. To, and to cause each other Loan Party to, (a) defend its Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein, (b) comply with the requirements of all state and Federal Laws in order to grant to Administrative Agent and Lenders valid and perfected first priority security interests in its Collateral, except for Permitted Liens, with perfection, in the case of any investment property, deposit account or letter of credit, being effected by giving Administrative Agent control of such investment property or deposit account or letter of credit, rather than by the filing of a Uniform Commercial Code (“UCC”) financing statement with respect to such investment property, and (c) do whatever Administrative Agent may reasonably request, from time to time, to effect the purposes of this Agreement and the other Loan Documents, including filing notices of liens, UCC financing statements, fixture filings and amendments, renewals and continuations thereof; cooperating with Administrative Agent’s representatives; keeping stock records; obtaining waivers from landlords and mortgagees and from warehousemen and their landlords and mortgages; and, paying claims which might, if unpaid, become a Lien on the Collateral (other than Permitted Liens). Administrative Agent is hereby authorized by Borrower to file any UCC financing statements covering the Collateral.

7.17.       Subsequent Expenses of Agent and Lenders. Upon request by the Administrative Agent, promptly reimburse the Administrative Agent (to the fullest extent permitted by law) for all third party, out of pocket amounts reasonably expended, advanced or incurred by or on behalf of the Administrative Agent or any Lender to evaluate the oil and gas properties of Borrower and its Subsidiaries or to satisfy any of its obligations under any of the Loan Documents; to collect the Obligations; to ratify, amend, restate or prepare additional Loan Documents, as the case may be; for the filing and recordation of Collateral Documents; to enforce the rights of the Administrative Agent or any of the Lenders under any of the Loan Documents; and to protect its properties or business, including the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to the relevant Person by the Administrative Agent and which amounts shall include (a) all court costs, (b) reasonable attorneys’ fees, (c) reasonable fees and expenses of auditors, accountants and independent petroleum engineers engaged by the Administrative Agent as provided in the Fee Letter or incurred to protect the interests of the Administrative Agent, the Lenders and any Swap Lenders and Treasury Management Parties, (d) fees and expenses incurred in connection with the participation by the Administrative Agent and the Lenders as members of the creditors’ committee in any proceeding under Debtor Relief Laws, (e) fees and expenses incurred in connection with lifting the automatic stay prescribed in §362 Title 11 of the United States Code, and (f) fees and expenses incurred in connection with any action pursuant to §1129 Title 11 of the United States Code all reasonably incurred by the Administrative Agent and the Lenders in connection with the collection of any sums due under the Loan Documents, together with interest at the rate equal to the Base Rate plus the relevant Applicable Rate on each such amount from the date of notification that the same was expended, advanced, or incurred by the Administrative Agent or any Lender until the date it is repaid to the Administrative Agent or such Lender, with the obligations under this Section 7.17 surviving the non-assumption of this Agreement in any insolvency proceeding and being binding upon it and/or a trustee, receiver, custodian, or liquidator of it appointed in any such case.

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7.18.       Operation of Oil and Gas Properties. Develop, maintain and operate or, to the extent that the right or obligation to do so rests with another Person, exercise commercially reasonable efforts to cause such other Person to develop, maintain and operate its oil and gas properties in a manner reasonably determined by it to be prudent and workmanlike and in accordance with customary industry standards.

7.19.       Agent as Principal Depository. By execution of one or more Secured Treasury Management Agreements, maintain Administrative Agent as its principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

7.20.       Further Assurances. Make, execute or endorse, acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications and additional agreements, undertakings, conveyances, deeds of trust, mortgages, assignments, financing statements or other assurances, and take any and all such other actions as Administrative Agent may from time to time deem necessary or appropriate in connection with this Agreement or any of the other Loan Documents (i) to cure any defects in the creation of the Loan Documents, or (ii) to evidence further or more fully describe, perfect or realize on the collateral granted as security under the Loan Documents, or (iii) to correct any omissions in the Loan Documents, or (iv) to state more fully the security for the Obligations, or (v) to perfect, protect or preserve any liens pursuant to any of the Loan Documents, or (vi) for better assuring and confirming unto Administrative Agent all or any part of the security for any of the Obligations.

7.21.       Required Swap Contracts. Enter into and thereafter maintain at all times Swap Contracts entered into for the purpose and effect of fixing prices on oil or gas expected, as of any day, to be produced (a) which are for combined durations of not less than 24 months, (b) in which the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate equal an amount which is less than 75% of the aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of business for such month, and (c) which otherwise comply with Section 8.09(a) and are otherwise on terms acceptable to Administrative Agent in its sole discretion.

ARTICLE VIII.
NEGATIVE COVENANTS

Until the Release Date, Borrower agrees that it shall not, and, as applicable, shall not permit any Subsidiary to, directly or indirectly:

8.01.       Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (collectively, the “Permitted Liens”):

(a)       Liens created pursuant to the Loan Documents securing (i) the Obligations and (ii) Third Party Counterparty Swap Obligations;

(b)       Liens existing on the date hereof and listed on Schedule 8.01 and, so long as no Default exists or would result therefrom, any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 8.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.03(b);

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(c)       Liens for taxes not yet delinquent or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d)       carriers’, warehousemen’s, mechanics’, materialmen’s, landlords’, repairmen’s, operator’s or other like Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)       pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f)       deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g)       easements, rights-of-way, surface leases and other similar rights in respect of surface operations, restrictions and other similar encumbrances affecting real property which, in the aggregate are customary and usual in the oil and gas industry, and which do not in any case materially detract from the value or operation of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h)       Liens securing judgments or other court ordered awards or settlements for the payment of money not constituting an Event of Default under Section 9.01(h);

(i)       contracts, agreements, lease provisions, defects and irregularities which were in effect when the properties were acquired and which were not such as to materially interfere with the operation, value or use thereof;

(j)       royalties, overriding royalties, reversionary interests, production payments and similar lease burdens which are granted in the ordinary course of business in the oil and gas industry and which are deducted in the calculation of discounted present value in the Reserve Reports delivered to Administrative Agent hereunder;

(k)       Liens under sale contracts, joint operating agreements, or other arrangements for the exploration, development, production, transportation, gathering, processing or sale of hydrocarbons which would not (when considered cumulatively with the matters discussed in clause (j) immediately preceding) deprive Borrower of material rights in respect of Borrower’s assets or properties;

(l)       Gas Balancing Agreements; provided that the amount of all gas imbalances known to any Responsible Officer of a Loan Party and the amount of all production which has been paid for but not delivered shall have been disclosed or otherwise taken into account in the Reserve Reports delivered to Administrative Agent hereunder;

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(m)       Liens to secure plugging and abandonment obligations;

(n)       Liens encumbering the oil and gas properties of any lessor that has leased such properties to Borrower or any Subsidiary, provided that such Liens (i) do not secure Indebtedness of Borrower or any Subsidiary, (ii) do not encumber any property of Borrower or any Subsidiary other than such leased properties and (iii) do not materially interfere with the operation, value or use of such properties; and

(o)       Liens expressly permitted by the Collateral Documents.

provided the Liens described in clause (n) above shall remain “Permitted Liens” only for so long as no action to enforce such Lien has been commenced; and provided further no intention to subordinate the first priority Lien granted in favor of Administrative Agent and the Lenders is to be hereby implied or expressed by the existence of such Permitted Liens.

8.02.       Investments. Make any Investments, except:

(a)       Investments held by Borrower or such Subsidiary in the form of Cash Equivalents;

(b)       advances to officers, directors and employees of Borrower and Subsidiaries in an aggregate amount not to exceed $25,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c)       Investments of Borrower in any wholly-owned Domestic Subsidiary and Investments of any wholly-owned Domestic Subsidiary in Borrower or in another wholly-owned Domestic Subsidiary;

(d)       Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)       Guarantees permitted by Section 8.03;

(f)       Investments consisting of Cash Equivalents; and

(g)       Investments in direct ownership interests in additional Mineral Interests, wells, gas gathering systems or other field facilities, seismic data and surveys, in each case related to such additional Mineral Interests or wells or to existing Mineral Interests or wells, or related to farm-out, farm-in, participation agreements, joint operating agreements, joint venture or area of mutual interest agreements or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America.

8.03.       Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a)       Indebtedness under (i) the Loan Documents and (ii) Secured Treasury Management Agreements;

(b)       Indebtedness outstanding on the date hereof and listed on Schedule 8.03 and, so long as no Default exists or would result therefrom, any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

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(c)       Guarantees of Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary;

(d)       obligations (contingent or otherwise) of Borrower or any Subsidiary existing or arising under any Swap Contract (including Lender Swap Contracts and Third Party Counterparty Swap Contracts), provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)       Indebtedness associated with bonds or other surety obligations required by Governmental Authorities in connection with the operation of the business of the Loan Parties;

(f)       endorsements of negotiable instruments for collection in the ordinary course of business; and

(g)       Indebtedness in respect of capitalized leases, synthetic lease obligations and purchase money obligations for fixed or capital assets; provided that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $250,000.

8.04.       Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a)       any Subsidiary may merge with (i) Borrower, provided that Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any wholly-owned Domestic Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person, and, provided further that if a Guarantor is merging with another Subsidiary, such Guarantor shall be the surviving Person; and

(b)       any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or to another Subsidiary; provided that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be Borrower or a wholly-owned Subsidiary and, provided further that if the transferor of such assets is a Guarantor, the transferee must either be Borrower or a Guarantor.

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8.05.       Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a)       Dispositions of obsolete, worn out, or no longer needed property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)       Dispositions of inventory (including hydrocarbons) in the ordinary course of business;

(c)       Dispositions of equipment to the extent that (i) such equipment is exchanged for credit against the purchase price of similar replacement equipment or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement equipment;

(d)       Dispositions of property by any Subsidiary to Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be Borrower or a Guarantor;

(e)       Dispositions permitted by Section 8.04;

(f)       Sales of hydrocarbons in the ordinary course of business;

(g)       Dispositions consisting of any compulsory pooling or unitization ordered by a Governmental Authority with jurisdiction over each Loan Party’s Mineral Interests in its oil and gas properties;

(h)       Dispositions in connection with farm-outs participation or other similar agreements in the ordinary course of business of undeveloped acreage or undrilled depths and assignments in connection therewith;

(i)       Asset Dispositions; provided that (1) all of the consideration received in respect to such Asset Disposition shall be cash, (2) the consideration received shall be equal to or greater than the fair market value thereof (as reasonably determined by the board of managers of Borrower and if requested by Administrative Agent, Borrower shall deliver a certificate of a Responsible Officer of Borrower certifying to that effect), (3) if the aggregate value of Asset Dispositions between scheduled redeterminations exceeds 5% of the then-existing Borrowing Base, (A) Borrower shall have given Administrative Agent prior written notice of such Asset Dispositions and (B) the Borrowing Base shall be reduced pursuant to Section 4.05(c) effective immediately upon such Asset Disposition, by an amount equal to the Recognized Value of the assets included in such Asset Disposition, as determined by Administrative Agent, in the then current Borrowing Base, and (4) the Administrative Agent, Required Lenders, Swap Lenders and Third Party Counterparties shall have approved such Asset Disposition prior to the consummation of such Asset Disposition if the aggregate value of Asset Dispositions between scheduled redeterminations exceeds 10% of the then-existing Borrowing Base;

provided, however, that any Disposition pursuant to clauses (a) through (i) shall be for fair market value, and no Disposition may be made if a Default shall exist or would result from such Disposition.

8.06.       Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

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(a)       each Subsidiary may make Restricted Payments to Borrower, Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)       Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person; and

(c)       Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests.

8.07.       Limitation on General and Administrative Expenses. Permit Borrower’s general and administrative expenses for the operation of all of its oil and gas properties (either direct or payable to outside operators or agents) as determined in accordance with GAAP and Council of Petroleum Accountants Societies procedures, and all salaries, bonuses, withdrawals, distributions, consulting and professional fees and other forms of compensation, and all other overhead, to exceed $4,000,000 in the aggregate in any 12-month period, except to the extent that any such general and administrative expenses in excess of $4,000,000 are funded solely with the proceeds of an equity contribution to Borrower. For purposes of this Section 8.07, general and administrative expenses shall be calculated on a Trailing Period Basis.

8.08.       Change of Operator. Cease being the operator of any of the Mortgaged Properties that are presently operated by Borrower or any Subsidiary, and Borrower will use commercially reasonable efforts to seek to prevent any other operator presently operating any of the Mortgaged Properties from ceasing to be the operator of such properties for any reason, except that Borrower may succeed any entity as the operator of any of the Mortgaged Properties.

8.09.       Swap Contracts. Enter into any Swap Contract (other than, with respect to clause (a) below, puts and floors), except:

(a)       Commodity Contracts. Swap Contracts entered into with the purpose and effect of fixing prices on oil and gas expected to be produced by Borrower, provided that at all times (1) no such contract fixes a price for a term of more than 36 months; (2) the aggregate monthly production covered by all such contracts (as determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Lender) for any single month does not in the aggregate exceed 85% of Borrower’s aggregate Projected Oil and Gas Production anticipated to be sold in the ordinary course of Borrower’s business for such month; and (3) each such contract is with a Swap Lender or Third Party Counterparty.

(b)       Interest Rate Contracts. Swap Contracts entered into by Borrower with the purpose and effect of fixing interest rates on a principal amount of indebtedness of Borrower that is accruing interest at a variable rate, provided that (1) the term does not extend past the Revolving Maturity Date, (2) the aggregate notional amount of such contracts never exceeds 75% of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated by using a generally accepted method of matching interest swap contracts to declining principal balances, (3) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (4) no such contract requires Borrower to put up money, assets, or other security (other than Letters of Credit or Collateral under the Loan Documents) against the event of its nonperformance prior to actual default by Borrower in performing its obligations thereunder, and (5) each such contract is with an a Swap Lender or a Third Party Counterparty.

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8.10.       Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

8.11.       Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower or such Subsidiary as would be obtainable by Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to transactions between or among Borrower and any Guarantor or between and among Guarantors.

8.12.       Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to Borrower or any Guarantor or to otherwise transfer property to Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of Borrower or (iii) of Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person; provided, however, that the foregoing clause (a)(iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 8.03(g) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness.

8.13.       Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

8.14.       Gas Balancing Agreements and Advance Payment Contracts. Incur, become or remain liable for, or permit any other Loan Party to incur, become or remain liable for, (i) any Material Gas Imbalance, or (ii) Advance Payments under Advance Payment Contracts which are to be satisfied by delivery of production in excess of $100,000 in the aggregate.

8.15.       Amendments to Swap Contracts. Amend, supplement or otherwise modify the terms of any Swap Contract, or terminate any Swap Contract, or take any other action in connection with any Swap Contract that would materially and adversely impact any Lender, without the prior written consent of Administrative Agent.

8.16.       Accounting Changes. Make or permit any material change in its accounting policies or reporting practices, except as may be required or permitted by GAAP or IFRS.

8.17.       Organization Documents. Enter into or permit any modification or amendment of, or waive any material right or obligation of any Person under, its Organization Documents in a manner materially adverse to the interests of the Lenders.

ARTICLE IX.
EVENTS OF DEFAULT AND REMEDIES

9.01.       Events of Default. Any of the following shall constitute an “Event of Default”:

(a)       Non-Payment. Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

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(b)       Specific Covenants. Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.01, 7.02, 7.03, 7.05, 7.10, 7.11 or 7.12 or Article VIII; or

(c)       Other Defaults. (i) Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in this Agreement on its part to be performed or observed and such failure continues unremedied for 30 days after notice thereof from Administrative Agent or Administrative Agent is notified of such Default or should have been so notified pursuant to the provisions of Section 7.03(a), whichever is earlier; or (ii) any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above or in the preceding clause (i) of this subsection (c)) contained in any other Loan Document on its part to be performed or observed and such failure continues unremedied for 30 days (or such other grace or cure period, if any, specifically therein provided) after notice thereof from Administrative Agent or Administrative Agent is notified of such Default or should have been so notified pursuant to the provisions of Section 7.03(a), whichever is earlier; or

(d)       Representations and Warranties. Any representation, warranty or certification made by Borrower or any other Loan Party herein or in any other Loan Document shall be materially incorrect or misleading when made; or

(e)       Cross-Default. Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $500,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f)       Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)       Inability to Pay Debts; Attachment. (i) Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

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(h)       Judgments. There is entered against Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount exceeding $500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)       ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $250,000, or (ii) Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $250,000; or

(j)       Invalidity of Loan Documents. Any Loan Document or any provision thereof, at any time after its execution and delivery, for any reason other than as expressly permitted hereunder or thereunder or until the Release Date has occurred, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any Loan Document or any provision thereof; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document or any provision thereof; or

(k)       Swap Contracts. There shall occur under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract), or (2) any Termination Event (as so defined) under such Swap Contract as to which Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof exceeds $100,000; or

(l)       Change of Control. There occurs any Change of Control with respect to Borrower or any Guarantor.

9.02.       Remedies Upon Event of Default. If any Event of Default occurs and is continuing, Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)       declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)       declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder (other than Indebtedness outstanding under Swap Contracts) or under any other Loan Document to be immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration, or other notice of any kind, all of which are hereby expressly waived by Borrower;

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(c)       require that Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)       exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid (other than Indebtedness outstanding under Lender Swap Contracts, Secured Treasury Management Agreements and Third Party Counterparty Swap Contracts) shall automatically become due and payable, and the obligation of Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of Administrative Agent or any Lender.

9.03.       Application of Funds. After the earliest to occur of (a) the exercise of remedies provided for in Section 9.02, (b) maturity of the Loans, or (c) the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02, any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order (except as otherwise provided in an Approved Third Party Intercreditor Agreement):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to Administrative Agent (including fees and time charges for attorneys who may be employees of Administrative Agent) and amounts payable under Article III) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and L/C Fees) payable to Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid L/C Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of Loans and L/C Borrowings, and Obligations related to any Lender Swap Contract or Secured Treasury Management Agreement, ratably among Lenders, the L/C Issuer, and any Swap Lender and any Treasury Management Party, in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit; and

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Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Borrower or as otherwise required by Law;

provided, however, that notwithstanding anything to the contrary herein or in any other Loan Document, no amount received from any Loan Party shall be applied to any Excluded Swap Obligation of such Loan Party.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Treasury Management Agreements and Lender Swap Contracts shall be excluded from the application described above if Administrative Agent has not received written notice thereof, together with such supporting documentation as Administrative Agent may request, from the applicable Treasury Management Party or Swap Lender, as the case may be. Each Treasury Management Party or Swap Lender not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE X.
ADMINISTRATIVE AGENT

10.01.       Appointment and Authorization of Administrative Agent.

(a)       Each of the Lenders and the L/C Issuer hereby irrevocably appoints Mutual of Omaha to act on its behalf as Administrative Agent hereunder and under the other Loan Documents and authorizes Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof and thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of Administrative Agent, the Lenders and the L/C Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)       The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Swap Lender and a potential Treasury Management Party) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 10.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article X and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

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10.02.       Rights as a Lender. The Person serving as Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not Administrative Agent hereunder and without any duty to account therefor to Lenders.

10.03.       Exculpatory Provisions. Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, Administrative Agent:

(a)       shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)       shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)       shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.

Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.02 and 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice describing such Default is given to Administrative Agent by Borrower, a Lender or the L/C Issuer.

Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Administrative Agent.

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10.04.       Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.05.       Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by Administrative Agent. Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

10.06.       Resignation of Administrative Agent.

(a)       Administrative Agent may at any time give notice of its resignation to Lenders, the L/C Issuer and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a commercial bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)       With effect from the Resignation Effective Date (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent), and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

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Any resignation by Mutual of Omaha as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer, and additionally, the L/C Issuer may resign at any time by giving 30 days’ prior notice to Administrative Agent, the Lenders and Borrower. After the resignation of the L/C Issuer hereunder, the retiring L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase any existing Letter of Credit, including, without limitation, any Letter of Credit with an auto-extend feature (for the avoidance of doubt, the retiring L/C Issuer is authorized to notify any and each beneficiary of each Letter of Credit (in accordance with the terms of such Letter of Credit) that any such Letter of Credit will not be renewed, extended or increased, automatically or otherwise). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer, (b) the retiring L/C Issuer shall be discharged from all of its respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

10.07.       Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.08.       No Other Duties, Etc. Anything herein to the contrary notwithstanding, no Lender holding a title listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, a Lender or the L/C Issuer hereunder.

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10.09.       Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise,

(a)       to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders, the L/C Issuer and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders, the L/C Issuer and Administrative Agent and their respective agents and counsel and all other amounts due Lenders, the L/C Issuer and Administrative Agent under Sections 2.03(i), 2.03(j), 2.08 and 11.04) allowed in such judicial proceeding; and

(b)       to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders and the L/C Issuer, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Sections 2.08 and 11.04.

Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.10.       Collateral and Guarantor Matters.

(a)       Each Lender and the L/C Issuer hereby irrevocably authorizes and directs Administrative Agent to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer. Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 11.01, any action taken by the Required Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the L/C Issuer. Administrative Agent is hereby authorized (but not obligated) on behalf of all of the Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)       Each Lender and the L/C issuer (including in its capacities as a potential Treasury Management Party and a potential Swap Lender) hereby irrevocably authorize Administrative Agent, at its option and in its discretion (and Administrative Agent hereby agrees in the case of clauses (i) and (iii) below),

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(i)       to release any Lien on any property granted to or held by Administrative Agent under any Loan Document (A) upon (I) termination of the Commitments, (II) payment in full of all Obligations and all Third Party Counterparty Swap Obligations (other than (x) contingent indemnification obligations and (y) any other obligations or liabilities, which by their terms expressly survive the termination of the Loan Documents), (III) the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to Administrative Agent and the L/C Issuer shall have been made) and (IV) the expiration or termination of all then existing Lender Swap Contracts and Secured Treasury Management Agreements and Third Party Counterparty Swap Contracts (other than those as to which other arrangements satisfactory to the applicable Swap Lender or Treasury Management Bank or Third Party Counterparty shall have been made) (the date upon which all of the matters described in the preceding subclauses (A)(I) through (A)(IV) of this Section shall have occurred shall be herein called, the “Release Date”), (B) that are sold or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, (C) subject to Section 11.01, if approved, authorized or ratified in writing by the Required Lenders, or (D) in connection with any foreclosure sale or other disposition of Collateral after the occurrence of an Event of Default, or (E) which release is otherwise required by this Agreement;

(ii)       to subordinate any Lien on any property granted to or held by Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by this Agreement or any other Loan Document; and

(iii)       to release any Guarantor from its obligations under any Guaranty of such Person if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents.

Upon request by Administrative Agent at any time, each Lender and the L/C Issuer will confirm in writing Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its obligations under the Guaranty, in each case pursuant to this Section 10.10.

(c)       Subject to (b) above, Administrative Agent shall (and is hereby irrevocably authorized by each Lender and the L/C Issuer to) execute such documents as may be necessary to evidence the release or subordination of the Liens granted to Administrative Agent for the benefit of Administrative Agent and Lenders and the L/C Issuer herein or pursuant hereto upon the applicable Collateral; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to or create any liability or entail any consequence other than the release or subordination of such Liens without recourse or warranty and (ii) such release or subordination shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower or any other Loan Party in respect of) all interests retained by Borrower or any other Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, Administrative Agent shall be authorized to deduct all expenses reasonably incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)       Administrative Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interest in the Collateral as one of Lenders and that Administrative Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer.

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(e)       Each Lender and the L/C Issuer hereby appoints each other Lender as agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender or the L/C Issuer (other than Administrative Agent) obtain possession of any such Collateral, such Lender or the L/C Issuer shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

(f)       Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

10.11.       Treasury Management Agreements and Swap Contracts. No Treasury Management Party or Swap Lender that obtains the benefits of Section 9.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article X to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Treasury Management Agreements and Lender Swap Contracts unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Treasury Management Party or Swap Lender, as the case may be.

ARTICLE XI.
MISCELLANEOUS

11.01.       Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Borrower or the applicable Loan Party, as the case may be, and the Required Lenders and acknowledged by Administrative Agent, or signed by the Borrower or the applicable Loan Party, as the case may be, and the Administrative Agent with the consent of the Required Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)       waive any condition set forth in Section 5.01(a) without the written consent of Administrative Agent;

(b)       extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender;

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(c)       postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)       reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the final proviso to this Section 11.01 regarding the Fee Letter) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or L/C Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(e)       change Section 2.12 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

(f)       change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(g)       release any Guarantor from any Guaranty or release the Liens on all or substantially all of the Collateral in any transaction or series of related transactions except in accordance with the terms of any Loan Document, without the written consent of each Lender;

and, provided further, that notwithstanding the foregoing (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iv) nothing contained in this Section 11.01 shall cause any waiver, amendment, modification or consent to any Lender Swap Contract, Secured Treasury Management Agreement or Third Party Counterparty Swap Contract to require the consent of the Required Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender.

11.02.       Notices; Effectiveness; Electronic Communications.

(a)       Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or delivered by electronic mail to the electronic mail address, as follows:

(i)       if to Borrower, Administrative Agent or the L/C Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

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(ii)       if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)       Electronic Communications. Notices and other communications to Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)       The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any other Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (including, without limitation, direct or indirect, special, incidental, consequential or punitive damages, losses or expenses, whether in tort, contract or otherwise) arising out of Borrower’s, any other Loan Party’s or Administrative Agent’s transmission of Borrower Materials through the Internet and/or Platform.

(d)       Change of Address, Etc. Each of Borrower, Administrative Agent and the L/C Issuer may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to Borrower, Administrative Agent and the L/C Issuer. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

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(e)       Reliance by Administrative Agent, L/C Issuer and Lenders. Administrative Agent, the L/C Issuer and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03.       No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.12), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.12, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04.       Expenses; Indemnity; Damage Waiver.

(a)       Costs and Expenses. Borrower shall pay (i) all out of pocket expenses incurred by Administrative Agent and its Affiliates (including Administrative Agent’s engineering charges and the reasonable fees, charges and disbursements of counsel for Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any periodic and special redeterminations of the Borrowing Base, amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or the L/C Issuer (including engineering charges and the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or the L/C Issuer), and shall pay all fees and time charges for attorneys who may be employees of Administrative Agent, any Lender or the L/C Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (which in the case of fees, charges and disbursements of outside counsel other than outside counsel for the Administrative Agent, shall be limited to fees and disbursements of one law firm for all Lenders (other than the Administrative Agent) except where (i) conflicts of interest among one or more Lenders, (ii) the necessity for local counsel, or (iii) other circumstances exist that cause the Required Lenders to determine in good faith that one law firm cannot represent the interests of all the Lenders).

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(b)       Indemnification by Borrower. Borrower shall indemnify Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, or the consummation of the transactions contemplated hereby or thereby, or, in the case of Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.02), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Borrower shall also pay any civil penalty or fine assessed by OFAC against, and all costs and expenses (including counsel fees and disbursements) incurred in connection with defense thereof, by Administrative Agent and/or the Lenders as a result of conduct by Borrower that violated a sanction enforced by OFAC. This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(c)       Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the total exposure under the Loan Documents at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.11(c).

(d)       Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)       Payments. All amounts due under this Section shall be payable not later than thirty (30) days after demand therefor.

(f)       Survival. The agreements in this Section shall survive the resignation of Administrative Agent and the L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05.       Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent, the L/C Issuer or any Lender, or Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

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11.06.       Successors and Assigns.

(a)       Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)       Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)       Minimum Amounts.

(A)       in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)       in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

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(ii)       Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii)       Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)       the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that Borrower shall be deemed to have consented to such assignment unless it shall object thereto by written notice to Administrative Agent within five (5) Business Days after having received notice thereof;

(B)       the consent of Administrative Agent shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)       the consent of the L/C Issuer shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding);

(iv)       Assignment and Assumption. The parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

(v)       No Assignment to Certain Persons. No such assignment shall be made to (A) Borrower or any of Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)       No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of Borrower and Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to Administrative Agent, the L/C Issuer and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

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Subject to acceptance and recording thereof by Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)       Register. Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office in Houston, Texas a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each of Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)       Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) with respect to any payments made by such Lender to its Participants.

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Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.02, and 3.04 (subject to the requirements and limitations therein, including the requirements under Section 3.02(g) (it being understood that the documentation required under Section 3.02(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.03 and 11.14 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Sections 3.03 and 11.14 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)       Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)       Deemed Consent of Borrower. If the consent of Borrower to an assignment to an Eligible Assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the proviso to the first sentence of Section 11.06(b)), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered to Borrower by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

CREDIT AGREEMENT – Page 99

11.07.       Treatment of Certain Information; Confidentiality. Each of Administrative Agent, Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made are subject to general confidentiality policies or provisions or otherwise will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority, purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap or derivative or other transaction under which payments are to be made by reference to Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to (i) any rating agency in connection with rating Borrower or its Subsidiaries or the Loans, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans; (h) with the consent of Borrower; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Parent, Borrower or any Subsidiary relating to Parent, Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by Parent, Borrower or any Subsidiary, provided that, in the case of Information received from Parent, Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08.       Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of Administrative Agent, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing under this Agreement (including without limitation obligations under Swap Contracts) or any other Loan Document to such Lender or the L/C Issuer or any of their respective Affiliates, irrespective of whether or not such Lender or the L/C Issuer or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Administrative Agent for further application in accordance with the provisions of Section 2.15 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Administrative Agent, the L/C Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify Borrower and Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

CREDIT AGREEMENT – Page 100

11.09.       Interest Rate Limitation. It is the intention of the parties hereto to conform strictly to Applicable Usury Laws regarding the use, forbearance or detention of the indebtedness evidenced by this Agreement, the Notes and the other Loan Documents, whether such Laws are now or hereafter in effect, including the Laws of the United States of America or any other jurisdiction whose Laws are applicable, and including any subsequent revisions to or judicial interpretations of those Laws, in each case to the extent they are applicable to this Agreement, the Notes and the other Loan Documents (the “Applicable Usury Laws”). Accordingly, if any acceleration of the maturity of the Notes or any payment by Borrower or any other Person produces a rate in excess of the Maximum Amount or otherwise results in Borrower or such other Person being deemed to have paid any interest in excess of the Maximum Amount, or if Administrative Agent or any of the Lenders shall for any reason receive any unearned interest in violation of any Applicable Usury Laws, or if any transaction contemplated hereby would otherwise be usurious under any Applicable Usury Laws, then, in that event, regardless of any provision contained in this Agreement or any other Loan Document or other agreement or instrument executed or delivered in connection herewith, the provisions of this Section 11.09 shall govern and control, and neither Borrower nor any other Person shall be obligated to pay, or apply in any manner to, any amount that would be excessive interest. Administrative Agent or the Lenders shall never be deemed to have contracted for or be entitled to receive, collect, charge, reserve or apply as interest on any Loan (whether termed interest therein or deemed to be interest by judicial determination or operation of law), any amount in excess of the Maximum Amount, and, in the event that Administrative Agent or any of the Lenders ever receive, collect, or apply as interest any such excess, such amount which would be excessive interest shall be applied as a partial prepayment of principal and treated hereunder as such, and, if the principal amount of the applicable Loans are paid in full, any remaining excess shall forthwith be paid to Borrower. In determining whether or not the interest contracted for, received, collected, charged reserved, paid or payable, including under any specific contingency, exceeds the Maximum Amount, Borrower, Administrative Agent and the Lenders shall, to the maximum extent permitted under applicable law, (i) characterize any non principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) amortize and spread the total amount of interest throughout the entire stated term of the Loans so that the interest rate is uniform throughout such term; provided that if the Loans are paid in full prior to the end of the full contemplated term hereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Amount, if any, then Administrative Agent or the Lenders shall refund to Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of all Loans made by Administrative Agent or the Lenders. As used herein, the term “Maximum Amount” means the maximum nonusurious amount of interest which may be lawfully contracted for, reserved, charged, collected or received by Administrative Agent or such Lender in connection with the indebtedness evidenced by this Agreement, the Notes and other Loan Documents under all Applicable Usury Laws. Texas Finance Code, Chapter 346, which regulates certain revolving loan accounts and revolving tri-party accounts, shall not apply to any revolving loan accounts created under, or apply in any manner to, the Notes, this Agreement or the other Loan Documents.

CREDIT AGREEMENT – Page 101

11.10.       Counterparts ; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by Administrative Agent and when Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (including PDF) shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11.       Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect until the Release Date.

11.12.       Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13.       Legal Representation of Administrative Agent. In connection with the negotiation, drafting and execution of this Agreement and the other Loan Documents, or in connection with future legal representation relating to loan administration, amendments, modifications, waivers, or enforcement of remedies, Winstead PC only has represented and only shall represent Mutual of Omaha in its capacity as Administrative Agent and as a Lender. Each other Lender hereby acknowledges that Winstead PC does not represent it in connection with any such matters.

11.14.       Replacement of Lenders. If any Lender requests compensation under Section 3.01, or if Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.02 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.03(a), or if any Lender is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)       Borrower shall have paid to Administrative Agent the assignment fee (if any) specified in Section 11.06;

CREDIT AGREEMENT – Page 102

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Borrowings, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04(a)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(iii)       in the case of any such assignment resulting from a claim for compensation under Section 3.01 or payments required to be made pursuant to Section 3.02, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)       such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

11.15.       Governing Law; Jurisdiction; Etc.

(a)       GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF TEXAS.

(b)       SUBMISSION TO JURISDICTION. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS SITTING IN DALLAS COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE NORTHERN DISTRICT OF TEXAS, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)       WAIVER OF VENUE. BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

CREDIT AGREEMENT – Page 103

(d)       SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.16.       Waiver of Right to Trial by Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17.       USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

11.18.       No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by Administrative Agent are arm’s-length commercial transactions between Borrower, each other Loan Party and their respective Affiliates, on the one hand, and Administrative Agent, on the other hand, (B) each of Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) Administrative Agent is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) Administrative Agent has no obligation to Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and Administrative Agent has no obligation to disclose any of such interests to Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of Borrower and the other Loan Parties hereby waives and releases any claims that it may have against Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

CREDIT AGREEMENT – Page 104

11.19.       Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, or any other similar state Laws based on the Uniform Electronic Transactions Act.

11.20.       Concerning Swap Contracts. The benefit of the Collateral Documents and of the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to any Swap Lender and any Third Party Counterparty which are counterparties to any Swap Contract with Borrower or any of its Subsidiaries or Loan Parties on a pro rata basis in respect of any obligations of Borrower or any of its Subsidiaries or Loan Parties which arise under any such Swap Contract. No Swap Lender or Third Party Counterparty shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any such Swap Contracts. All Lender Swap Contracts and Third Party Counterparty Swap Contract, if any, are independent agreements governed by the written provisions of said Lender Swap Contracts and Third Party Counterparty Swap Contracts, which will remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan or this Agreement, except as otherwise expressly provided in said Lender Swap Contract or Third Party Counterparty Swap Contract, and any payoff statement from any Lender relating to this Agreement shall not apply to said Lender Swap Contracts or Third Party Counterparty Swap Contract except as otherwise expressly provided in such payoff statement.

11.21.       Commodity Exchange Act Keepwell Provisions. Each Qualified ECP Guarantor party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of such other Loan Party’s (a) Lender Swap Obligations and Third Party Counterparty Swap Obligations and (b) obligations under the Guaranty including those with respect to Lender Swap Obligations and Third Party Counterparty Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Agreement or any other Loan Document, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Release Date. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(ii) of the Commodity Exchange Act.

11.22.       Concerning Treasury Management Agreements. The benefit of the Collateral Documents and the provisions of this Agreement relating to any collateral securing the Obligations shall also extend to and be available to any Treasury Management Party which is a party to a Secured Treasury Management Agreement on a pro rata basis in respect of any obligations of Borrower or any of its Subsidiaries or Loan Parties which may arise thereunder, but in each case only if such Treasury Management Party has notified Administrative Agent in writing of the existence such Secured Treasury Management Agreement. No Treasury Management Party shall have any voting rights under any Loan Document as a result of the existence of obligations owed to it under any Secured Treasury Management Agreement. All Secured Treasury Management Agreements, if any, are independent agreements governed by the written provisions of said Secured Treasury Management Agreement, which remain in full force and effect, unaffected by any repayment, prepayment, acceleration, reduction, increase or change in the terms of the Loan or this Agreement, except as otherwise expressly provided in said Secured Treasury Management Agreement. Any payoff statement from any Lender relating to this Agreement shall not apply to a Secured Treasury Management Agreement, except as otherwise expressly provided in said payoff statement.

CREDIT AGREEMENT – Page 105

11.23.       Time of the Essence. Time is of the essence of the Loan Documents.

11.24.       Approved Third Party Intercreditor Agreement. In the event of a conflict between the provisions of any of the Loan Documents and the provisions of the Approved Third Party Intercreditor Agreement, the provisions of the Approved Third Party Intercreditor Agreement shall control.

11.25.       Entire Agreement. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[This space is left intentionally blank. Signature pages follow.]

CREDIT AGREEMENT – Page 106

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SAMSON OIL AND GAS USA, INC.

By:
Name:
Title:

CREDIT AGREEMENT – Signature Page

MUTUAL OF OMAHA BANK,
as Administrative Agent

By:
Name:
Title:

MUTUAL OF OMAHA BANK,
as a Lender and L/C Issuer

By:
Name:
Title:

CREDIT AGREEMENT – Signature Page

SCHEDULE 2.01

APPLICABLE PERCENTAGES and MAXIMUM CREDIT AMOUNTS,

Lender	Applicable Percentage	Maximum Credit Amount
Mutual of Omaha Bank	100.000000000%	$50,000,000

Total	100.000000000%	$50,000,000

SCHEDULE 2.01, Applicable Percentages and Maximum Credit Amounts – Solo Page

EXHIBIT A

FORM OF LOAN NOTICE

Date: ___________, 201__

To: Mutual of Omaha Bank, as Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 27, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Samson Oil and Gas USA, Inc., a Colorado corporation (the “Borrower”), the Lenders from time to time party thereto, and Mutual of Omaha Bank, as Administrative Agent and L/C Issuer.

The undersigned hereby requests (select one):

☐	A Borrowing of [Revolving Loans][the Term Loan]

☐	A conversion or continuation of Revolving Loans

1. On __________________________________________(a Business Day).

2. In the amount of $_________.

3. Comprised of ______________________.

[Type of Loan requested]

4. For Eurodollar Rate Loans: with an Interest Period of ________ months.

The Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

SAMSON OIL AND GAS USA, INC.

By:
Name:
Title:

EXHIBIT A, Form of Loan Notice – Solo Page

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date: __________, 201__

To: Mutual of Omaha Bank, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of January 27, 2014 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Samson Oil and Gas USA, Inc., a Colorado corporation (“Borrower”), the Lenders from time to time party thereto, and Mutual of Omaha Bank, as Administrative Agent and L/C Issuer.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ____________ of Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to Administrative Agent on the behalf of Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1.       Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 7.01(a) of the Agreement for the fiscal year of Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for month-end financial statements]

1.       Attached hereto as Schedule 1 are the unaudited financial statements required by Section 7.01(b) of the Agreement for the calendar month ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2.       The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of Borrower during the accounting period covered by the attached financial statements.

3.       A review of the activities of Borrower during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such period Borrower performed and observed all its Obligations under the Loan Documents, and

[select one:]

[to the knowledge of the undersigned during such period, Borrower performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

ANNEX I – Cover Page

--or--

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4.       The representations and warranties of Borrower contained in Article VI of the Agreement, and/or any representations and warranties of Borrower or any other Loan Party that are contained in any of the Loan Documents, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a), (b) and (c) of Section 6.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

5.       The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ___________________, 20___.

SAMSON OIL AND GAS USA, INC.

By:
Name:
Title:

ANNEX I – Cover Page

For the Month/Year ended ___________________ (“Statement Date”)

SCHEDULE 2

($ in 000’s)

I.	Section 7.12(a) – Current Ratio.[1]
	A. Current Assets (including Borrowing Base availability, but excluding any non-cash mark-to-market value associated with Swap Contracts pursuant to ASC 815):	$________
	B. Current Liabilities (excluding current maturities of the Obligations and any non-cash mark-to-market liability associated with Swap Contracts pursuant to ASC 815):	$________
	C. Current Ratio (Line I.A ÷ Line I.B):	________ to 1.00
	Minimum Required:	1.00 to 1.00

II.	Section 7.12(b) – Leverage Ratio.[2]
	A. Total Funded Debt (all outstanding liabilities for borrowed money plus other interest-bearing liabilities, including current and long-term liabilities):	$________
B. EBITDAX
	1. net income:	$________
	2. less non-cash revenue or expense associated with Swap Contracts from ASC 815:	($________)
	3. less extraordinary or non-recurring gains and other extraordinary or non-recurring income:	($________)
	4. plus consolidated interest expense:	$________
	5. plus income taxes:	$________
	6. plus depletion, depreciation and amortization:	$________
	7. plus other non-cash charges	$________
	8. plus exploration charges	$________
	9. Total EBITDAX:	$________
	C. Leverage Ratio (Line II.A ÷ Line II.B.9):	________ to 1.00
	Maximum Permitted:	3.50 to 1.00

1 For quarterly Compliance Certificate.

2 For quarterly Compliance Certificate.

ANNEX I – Cover Page

III.	Section 7.12(c) – Interest Coverage Ratio.[3]
	A. EBITDAX (Line II.B.9 above):	$________
	B. Cash interest expense:	$________
	C. Interest Coverage Ratio (Line III.A ÷ Line III.B):	________ to 1.00
	Minimum Required:	2.50 to 1.00

IV.	Section 7.12(d) – Liquidity.[4]
	A. Unrestricted cash and Cash Equivalents:	$________
	B. Available Commitment (Commitment, less Outstanding Amount of Revolving Loans and L/C Obligations):	$________
	C. Liquidity (Line IV.A. + Line IV.B.):	$________
Minimum Required:
	Sixth Amendment Effective Date through 12/31/17	$1,500,000
	January 1, 2017 and thereafter	10% of the Borrowing Base

V.	Section 8.07 – General and Administrative Expenses[5]
	A. General and administrative expenses (calculated on a Trailing Period Basis):	$________
	B. General and administrative expenses (calculated on a Trailing Period Basis) funded by equity contributions to Borrower:	$________
	B. Net general and administrative expenses (Line V.A – Line V.B):	$________
	Maximum Permitted:	$4,000,000

3 For quarterly Compliance Certificate.

4 For monthly Compliance Certificate.

5 For monthly Compliance Certificate.

ANNEX I – Cover Page